AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2002

                                                      REGISTRATION NO. 000-32859


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1


                                       TO

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                              BFA LIQUIDATION TRUST
             (Exact name of registrant as specified in its charter)


                   ARIZONA                                       86-1018485
      (State or other jurisdiction of                         (I.R.S. Employer
       incorporation or organization)                        Identification No.)


1313 EAST OSBORN ROAD, SUITE 250, PHOENIX, AZ                      85014
  (Address of principal executive offices)                      (Zip Code)


       Registrant's telephone number, including area code (602) 222-3790


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                   Name of each exchange on which
      to be registered                     each class is to be registered
      ----------------                     ------------------------------

None

Securities to be registered pursuant to Section 12(g) of the Act:

    Beneficial Interests in the Trust Established under the Trust Agreement
                                (Title of class)

                              BFA LIQUIDATION TRUST
                                     FORM 10
                                TABLE OF CONTENTS

Summary........................................................................1

Item 1.  Business..............................................................5

Item 2.  Selected Financial Information.......................................12

Item 3.  Properties...........................................................17

Item 4.  Security Ownership of Certain Beneficial Owners and Management.......18

Item 5.  Directors and Executive Officers.....................................18

Item 6.  Executive Compensation...............................................20

Item 7.  Certain Relationships and Related Transactions.......................22

Item 8.  Legal Proceedings....................................................22

Item 9.  Market Price of and Dividends on the Registrant's Common
         Equity and Related Stockholder Matters...............................27

Item 10. Recent Sales of Unregistered Securities..............................28

Item 11. Description of Registrant's Securities to be Registered..............28

Item 12. Indemnification of Directors and Officers............................29

Item 13. Financial Statements and Supplementary Data..........................30

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............................................30

Item 15. Financial Statements and Exhibits....................................30

         Audited December 31, 2001 Financial Statements..............F-1 to F-20

         Unaudited June 30, 2002 Financial Statements....................i to xv

First Amended Joint Liquidating Plan of Reorganization of the
Debtors Under Chapter 11 of the Bankruptcy Code.....................Exhibit 2.1*

Order Confirming First Amended Joint Liquidating Plan of
Reorganization......................................................Exhibit 2.2*

Liquidating Trust Agreement, dated as of January 22, 2001...........Exhibit 3.1*

Trustee Compensation Agreement, dated as of January 22, 2001.......Exhibit 10.1*

Form of Board Compensation Agreement...............................Exhibit 10.2*

Form of Amendment to Board Compensation Agreement..................Exhibit 10.3*

Articles of Organization of New Asset Subsidiary, LLC,
dated as of January 22, 2001.......................................Exhibit 21.1*

Operating Agreement of New Asset Subsidiary, LLC, dated as
January 22, 2001...................................................Exhibit 21.2*

----------
*    Previously filed with Form 10 on May 1, 2002.

                                     SUMMARY

     On January 22, 2001, BFA Liquidation Trust (the "TRUST") and certain other entities were established pursuant to the "First Amended Joint Liquidating Plan of Reorganization of the Debtors under Chapter 11 of the Bankruptcy Code," dated September 25, 2000 (the "PLAN"), among Baptist Foundation of Arizona, an Arizona nonprofit corporation ("BFA"), Arizona Southern Baptist New Church Ventures, Inc., an Arizona nonprofit corporation ("NCV"), A.L.O., Inc., an Arizona corporation ("ALO"), E.V.I.G., Inc., an Arizona corporation ("EVIG"), and certain of their subsidiaries and affiliates listed in the Plan (collectively, the "DEBTORS"), the Official Collateralized Investors' Committee and the Official Joint Committee of Unsecured Creditors. The Chapter 11 cases which relate to BFA, NCV, ALO, EVIG and certain of their subsidiaries and affiliates are being jointly administered under Case No. 99-13275-ECF-GBN. The Plan was confirmed by the order (the "CONFIRMATION ORDER") of the United States Bankruptcy Court for the District of Arizona (the "BANKRUPTCY COURT") entered on December 22, 2000. A copy of the Plan is filed as Exhibit 2.1 to this Registration Statement. A copy of the Confirmation Order is filed as Exhibit 2.2 to this Registration Statement. Capitalized terms used in this Registration Statement and not defined herein have the meanings ascribed to them in the Plan.

     The primary purpose of the Trust is to (i) oversee and direct the liquidation of the assets that were transferred to the Trust pursuant to the Plan (the "TRUST ASSETS") for the benefit of the beneficiaries of the Trust who are the holders of the Trust Interests; (ii) prosecute all claims and causes of action that the Trust may have against any person, excluding Avoidance Actions (the "LITIGATION CLAIMS") for the benefit of the Trust, including claims against former officers and directors of BFA and against certain professionals, such as Arthur Andersen LLP ("AA") and Jennings, Strouss & Salmon ("JSS"); and (iii) distribute any proceeds of the litigation and the Trust Assets received by the Trust to the holders of the Trust Interests. The Trust Interests fall into the following classes:

     CLASS 1 - PRIORITY CLAIMS. Class 1 consists of all Claims entitled to priority under Section 507(a) of the Bankruptcy Code.

     CLASS 2 - SECURED TAX CLAIMS. Class 2 consists of all Secured Tax Claims. Each holder of a Secured Tax Claim is considered to be in its own separate subclass within Class 2, and each such subclass is deemed to be a separate Class for purposes of the Plan.

     CLASS 3A - COLLATERALIZED INVESTOR CLAIMS. Class 3A consists of all Collateralized Investors Claims other than Securities Claims.

     CLASS 3B - UNSECURED INVESTOR CLAIMS. Class 3B consists of all Unsecured Investors Claims other than Securities Claims.

     CLASS 4 - MISCELLANEOUS SECURED CLAIMS. Class 4 consists of all Secured Claims, other than the Secured Tax Claims in Class 2 and Investor Claims in Class 3. Each holder of a Secured Claim in Class 4 is considered to be in its own separate subclass within Class 4, and each such subclass is deemed to be a separate Class for purposes of the Plan.

     CLASS 5 - GENERAL UNSECURED CLAIMS. Class 5 consists of all General Unsecured Claims, other than Investor Claims contained in Class 3.

     CLASS 6 - CONVENIENCE CLAIMS. Class 6 consists of all Convenience Claims.

     CLASS 7 - EXCISE TAX CLAIMS. Class 7 consists of all Excise Tax Claims of the IRS.

     CLASS 8 - DEBT SECURITIES CLAIMS. Class 8 consists of all Debt Securities Claims.

     CLASS 9 - EQUITY INTERESTS AND EQUITY SECURITIES CLAIMS. Class 9 consists of all Claims and other rights arising out of or related to Equity Interests, including any Equity Securities Claims.

     The Trust is not operated with the objective of continuing or engaging in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the liquidation value of the Trust Assets, and consistent with the liquidating purpose of the Trust. The Trust is expected to terminate after five years unless the Bankruptcy Court determines that an extension of the Trust is necessary for the liquidating purposes of the Trust.

     The Trust is a liquidating trust, designed to avoid double taxation and pass through any income or loss from the sale of assets to beneficiaries of the Trust. The Trust is governed by a trustee that would have a fiduciary duty to maximize the amount of money received from the sale of assets of the Trust and the prosecution of the Litigation Claims. The Trust has a wholly-owned subsidiary to assist in liquidating the assets, New Asset Subsidiary, LLC, an Arizona limited liability company ("NAS"). NAS was formed on January 22, 2001, and the Trust is the sole member of that company. The Plan provides for the appointment of a Liquidating Trustee and a Liquidating Trust Board to oversee the liquidation of the Trust Assets and to ensure that such liquidation is conducted in a cost-effective manner and in a reasonable time. In addition, the Liquidating Trustee and Liquidating Trust Board are directing the prosecution of the Litigation Claims in an attempt to maximize the Trust's recoveries from such claims. The Liquidating Trustee and the Liquidating Trust Board are making ongoing efforts to dispose of the Trust Assets, to make timely distributions and to minimize the duration of the Trust. The Trust is not permitted to receive or retain cash or cash equivalents in excess of a reasonable amount to: (i) meet all distributions, claims and contingent liabilities; (ii) establish such reserves as provided in the Trust Agreement and in the Plan; or (iii) preserve or enhance the liquidation value of the Trust Assets during the term of the Trust. For further details on the authority and responsibility of the
Liquidating Trustee and the Liquidating Trust Board, see Item 5 of the Registration Statement.

     The Liquidating Trustee and the members of the Liquidating Trust Board will serve for the duration of the Trust. However, in the event of the death, resignation or removal of one of these individuals, such individual will be replaced according to the procedures provided for in the Trust Agreement. Further details regarding the background and experience of these individuals may be found under Item 5. A discussion of the compensation arrangements for these individuals may be found under Item 6 of the Registration Statement.

         Audited financial statements of the Trust for the period ended December 31, 2001 and unaudited interim financial statements for the six month period ended June 30, 2002 and 2001 (the "TRUST FINANCIAL STATEMENTS") are attached to this Registration Statement. A discussion of the Trust's assets, claims and liabilities as well as critical accounting policies may be found under Item 2 of the Registration Statement. The following information concerning the Trust's financial condition should be read in conjunction with the Trust Financial Statements.

     The accounting for a liquidating trust must follow the liquidating basis of accounting. During preparation of the Trust Financial Statements, we are required to make estimates and assumptions that affect the reported amounts of assets at estimated fair value, liquidation liabilities, resolution of disputed claims, estimates of liquidating costs to be incurred, resolution of current and potential litigation and the fair value of and related disclosure of contingent assets and liabilities. On an on-going basis we evaluate and update our estimates and assumptions. We base our estimates and assumptions on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

     On January 22, 2001, the Trust and its wholly-owned subsidiary, NAS, held approximately $171.4 million of net assets and recognized claims and other liabilities of $43.7 million. During the year ended December 31, 2001 and the six months ended June 30, 2002, the Trust distributed approximately $50.9 to Class 3A and Class 3B investors and an additional $6.9 to other creditors. As of December 31, 2001, the Trust and NAS held approximately $157.4 million of total assets and recognized claims and other liabilities of $28.4 million. As of June 30, 2002, the Trust and NAS held approximately $316.4 million of total assets and recognized claims and other liabilities of $182.9 million. These assets and liabilities are described in detail in Item 13 of the Registration Statement.

     The most significant contingencies related to the assets and liabilities of the Trust are described under Item 8 of the Registration Statement. In particular, the key terms of proposed settlements of claims against AA for $217 million and JSS for $21 million, the process for court approval, the risk of opt-outs, objections and appeals and the potential risk of an AA bankruptcy.

     Assuming that these settlements are approved, investors will receive approximately $170 million net of legal fees of approximately $42.0 million plus estimated out of pocket expenses of $5.0 million attributable to the expense of prosecuting the litigation (for example, expert fees, court reporter fees, and travel costs, but not attorneys fees) from the Andersen settlement and $19.8 million from the JSS settlement, for a total of $189.8 million. The legal fees were approved by the Bankruptcy Court in 2000 after competitive bidding by various law firms.

     On January 22, 2001 and pursuant to the Plan, the Trust issued uncertificated beneficial interest in the Trust ("Trust Interests") to holders of Allowed Claims, entitling such holders of Allowed Claims to the distributions specified by the Plan. The amounts to be distributed to the holders of the Trust Interests will result from the cash flow actually realized from the liquidation of the non-cash trust assets and the resolution of the litigation claims held by the Trust. Such Trust Interests are described in greater detail in the Plan and the Trust Agreement, copies of which are filed with this Registration Statement as Exhibit 2.1 and Exhibit 3.1, respectively.

     Holders of Trust Interests are entitled to receive distributions of Net Distributable Cash in accordance with the Plan on the last day of each calendar quarter, or on such earlier date as the Liquidating Trustee deems advisable (each such date, a "DISTRIBUTION DATE"); PROVIDED, HOWEVER, that the Liquidating Trustee is not required to make any distribution, except on the Final

Distribution Date (as defined in the Trust Agreement) to any holders of Trust Interests if the aggregate amount of such distribution is less than $5,000,000 or to any holder of a Trust Interest if the amount to be distributed is $5.00 or less. Any undistributed funds will be distributed on the Final Distribution Date. The date of record for determining entitlement of any holder of a Trust Interest to any payments is 15 business days prior to a Distribution Date. See
Item 11 of the Registration Statement.

     Holders of Trust Interests are not entitled to any voting rights under the Trust Agreement, provided however, that in the event of a vacancy in all of the positions of the Liquidating Trust Board due to the death or simultaneous resignation of all of the members of the Liquidating Trust Board, then the Liquidating Trustee shall nominate five (5) persons to fill such vacancies and such successor members shall be appointed, with such appointment to be effective upon approval of the Bankruptcy Court and a majority of the holders of the Trust Interests, based upon the amount of Trust Interests held.

     The Trust Agreement may be amended from time to time, without modifying the Plan, with the approval of the Liquidating Trustee and the Liquidating Trust Board, except that the Trust Agreement shall not be amended to materially alter the priority of claims or distribution scheme under the Plan. In addition, any amendment of the provisions of the Trust Agreement relating to the governance of the Trust or any other material amendment of the Trust Agreement shall only be effective upon the approval of the Liquidating Trustee, the Liquidating Trust Board and the Bankruptcy Court.

     The Trust Interests issued pursuant to the Plan may be resold by the holders of such Trust Interests. A holder who wishes to transfer or convey the Trust Interest held by it must submit to the Transfer Agent and Registrar, a duly endorsed assignment and the appropriate transfer fee in order to complete the transfer. In addition, the transferor will also have to comply with any reasonable restrictions placed on the transfer of Trust Interests by the Liquidating Trustee to ensure compliance with any state or federal securities laws, investment company laws or any similar laws regulating such transfers. Moreover, if any tax or governmental charge is imposed on any transfer of a Trust Interest, the Liquidating Trustee shall require the transferring holder to pay a sum sufficient to cover such charge from the transferor.

     The Trust Interests are held in book-entry form meaning that each holder's name is contained in a register to be maintained by the Transfer Agent and Registrar with a notation indicating the fractional interest of Net Distributable Cash to which each holder is entitled.

     The Trust Interests are not listed on any securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System. No established public trading market exists with respect to the Trust Interests, and the Trust does not expect an established public trading market for the Trust Interests to develop. The Trust Interests were issued pursuant to the Plan, and their issuance was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 1145 of the Bankruptcy Code.

ITEM 1. BUSINESS.

GENERAL STATEMENT OF BFA'S BACKGROUND

     BFA originally qualified for its 501(c)(3) status under the umbrella of the Arizona Southern Baptist Convention ("ASBC"). As a combined total, BFA was comprised of at least 122 related or affiliated entities. As a nonprofit corporation, BFA did not have any shareholders but did have members. These members included, prior to the commencement of the bankruptcy cases, representatives to the annual meeting of the ASBC, the Executive Board of the ASBC and the BFA Board of Directors.


     The companies involved in the BFA bankruptcy proceeding were comprised of a parent corporation, BFA, and its subsidiaries, and the following three affiliated entities: NCV and its subsidiaries (together, "NCV"), ALO and its subsidiaries (together, "ALO"), and EVIG and its subsidiaries (together, "EVIG"). Under the BFA umbrella, the various companies' activities consisted of investing in and managing a variety of assets consisting primarily of: (1) real estate development; (2) venture capital and operating company assets; (3) retail land sales; (4) specialty finance; (5) commercial buildings and industrial parks; and (6) miscellaneous assets.

     PRIOR ORGANIZATIONAL STRUCTURE OF BFA AND ITS AFFILIATES


     The complexity of BFA's corporate structure, other than the sheer number of entities involved, was heightened by the fact that it included a myriad of not-for-profit and for-profit corporations as both subsidiaries and affiliates. All of the subsidiaries and affiliates were created or acquired at the direction of either BFA's Board of Directors or its former senior management team. BFA's subsidiaries and affiliates in turn owned, either wholly or in part, or elected the boards of, a number of not-for-profit and for-profit corporations.

     ORIGINAL STATED PURPOSE OF BFA


     BFA was incorporated in 1948 at the direction of the ASBC for the initial stated purpose of raising and managing endowment and financing funds to further Southern Baptist causes. BFA also conducted some of its activities under the name Christian Investment Services. BFA was granted not-for-profit status by the Internal Revenue Service as a Section 501(c)(3) charitable organization. BFA's stated mission was to provide resource and expertise for Arizona Southern Baptist ministries. BFA sought to carry out this mission through three (3) distinct ministries. Those ministries were estate planning, trust and financial services.


     * ESTATE PLANNING SERVICES were provided through a large staff of lawyers, planners and other professionals who counseled clients regarding their estates. This staff did not actually prepare wills or trusts for clients, but rather paid the legal fees for preparation of any will that left 10% or more of the estate to Southern Baptist causes. BFA also actively encouraged clients to use the "Give It Twice" concept which created a permanent endowment that was administered for the clients' favorite Southern Baptist causes while also providing for surviving family members.

     * TRUST SERVICES were focused to assist clients who had needs in the management of their financial affairs. The trust services staff included trust administrators to help structure the funding of trusts and, if needed, to assume management of the trust assets. Each trust was required to include a charitable element. Other trust-related services included real estate management and serving as personal representatives in the probate of estates.

     * FINANCIAL SERVICES were intended to provide for predominately Southern Baptist causes by raising funds through the marketing of financial products for individual and institutional investors. Financial Services emphasized "stewardship investing" which enabled individuals to invest funds in predominately Southern Baptist ministries. Client funds were reinvested in a variety of investment vehicles, with the goal of paying market rate returns and realizing a surplus to be used for the benefit of Christian causes. Investment vehicles that were made available to both individuals and churches included, among other things:

          * Easy Access Investment Agreements, which were redeemable, and collateralized obligations;

          *    Investment   Agreements,    which   were   unsecured   fixed-rate
               instruments issued for terms of six months to five years;

          * Accel-A-Rate Investment Agreements, which were unsecured instruments issued for a term of two years at rates which could be adjusted by the Investor with certain limitations during the term of the Agreement; and

          * Maximum Value Performance Notes, which were long-tem investments (5, 7, 10 and 15 years) secured by pools of assets.

     Additionally,   BFA  served  as  custodian  for  self-directed   Individual
Retirement Accounts.

     ISSUANCE OF DEBT SECURITIES

     BFA, NCV and Christian Financial Partners, Inc. ("CFPI") issued debt securities to thousands of private investors (the "INVESTORS"). NCV was a private, not-for-profit, taxable corporation. CFPI was a separate private, not-for-profit, taxable corporation of which NCV was the sole member. As its sole member, NCV's Board elected the Board of Directors of CFPI and appointed its officers.


     BFA, NCV and CFPI raised capital by issuing various forms of debt securities through BFA, NCV and CFPI and affiliated entities under an exemption provided by Section 3(a)(4) of the Securities Act of 1933, as amended (the "Securities Act). Approximately $448 million of the outstanding balance of all of the debt issuances were secured by collateral (the "COLLATERALIZED SECURITIES"). Approximately $137 million of the outstanding balance of all of the debt issuances were not secured by collateral (the "UNSECURED SECURITIES").

     ALLEGED COLLATERAL FOR THE DEBT SECURITIES


     For most of the Collateralized Securities, the offering circulars stated that the issuances were to be secured by a "collateral pool" of unidentified assets consisting of cash, money market funds, secured promissory notes, real estate, corporate stock, limited liability company interests, partnership interests, subdivision trust interests and other contracts. Because of certain irregularities in the procedure and documents used to perfect the security interests in the collateral, the Trust does not believe that the collateral was properly assigned or perfected.


     TRUSTEES FOR THE DEBT SECURITIES

     In each instance, the trustees for the debt issuances were controlled subsidiaries of the issuing company. Either Foundation Asset Management, Inc. ("FAMI") or Foundation Pool Management ("FPM") held all of the collateral relating to BFA debt issuances as trustee. Although FAMI and FPM were separate entities from BFA, their boards of directors were elected by BFA, and all of their officers were also officers of BFA. NCV's affiliate, Valley Asset Management, Inc. ("VAMI") was the trustee for the NCV issuances' collateral pools. VAMI was described as a nonprofit affiliate of NCV in the supplements accompanying some of the offering circulars. Although VAMI was a separate entity from NCV, its board of directors was elected by NCV, and all of its officers were also officers of NCV. CFPI's affiliate, Christian Asset Management, Inc. ("CAMI") was the trustee for the CFPI collateral pool. CAMI was described as a nonprofit affiliate of CFPI in the supplements accompanying some of the offering circulars. Although CAMI was a separate entity from CFPI, its board of directors was elected by CFPI, and all of its officers were also officers of CFPI.


     The above security and trust arrangements were well outside normal trust financing practices. Commonly, in debt issuances secured by collateral, the pool of collateral (i) is specifically identified, (ii) can only be substituted or changed in limited circumstances, (iii) is held by an independent trustee who is not affiliated with the issuer of the debt, and (iv) is independently valued by third parties. With respect to all of the issuances of BFA, NCV and CFPI, however, the trustees lacked the requisite independence and control to perform their duties. In addition, following the initial issuances of the debt, the collateral was never specifically identified unless requested by an investor, and the then senior management of BFA caused thousands of transfers of collateral in and out of such pools to avoid disclosing the Debtors' true financial condition.


FACTORS IN THE DEBTORS' FAILURE

     SUBSTANTIAL INVESTMENTS IN REAL ESTATE


     Approximately 75% of the assets of BFA and its affiliates were comprised of illiquid real estate and related investments. The real estate portfolio included commercial properties, large master-planned communities, resort properties, and interests in several residential developments. Many of these properties were speculative in nature and resulted in significant losses during downturns in the local markets. Further, given the size and complexity of some of the properties, BFA and its affiliates required large amounts of cash to provide the liquidity necessary to complete the developments and still meet Investor interest payment obligations.

     OFF-BALANCE SHEET TRANSFERS TO ALO AND EVIG

     BFA's prior senior management systematically used off-balance sheet transfers to avoid recognizing losses on BFA's financial statements. Over time, BFA acquired properties that, due to poor market conditions or other reasons, lost significant value. Rather than write down these assets to current market value and recognize a loss, BFA's prior senior management chose to hide the losses by transferring these nonperforming assets to ALO or EVIG.


     BFA accomplished this by "selling" non-performing assets to either ALO or EVIG at the value recorded on their financial statements ("book value") rather than the lower market value of the property at that time. In exchange for the assets, either ALO or EVIG would then provide BFA with a promissory note for the book value of the asset. In some instances, these transactions included cash from either ALO or EVIG. In some instances, however, the cash paid for these transactions came from a BFA related entity such as NCV and CFPI. As a result, BFA's financial statements reflected interest-bearing loans in the full amount of the assets' previous book value. BFA, NCV and their subsidiaries never recognized a loss. ALO was able to make payments under the interest-bearing loans because NCV and BFA provided ongoing loans to ALO. As of November 9, 1999, ALO owed approximately $187 million to NCV under various debt obligations. Absent these intercompany fundings, ALO and EVIG were unable to meet the interest payment obligations because of the non-performing nature of the assets and because ALO and EVIG had no other significant assets. As a result of this scheme, BFA's prior senior management hid BFA's and NCV's losses from the public for a significant period of time so that fund raising activities could continue unabated.


     THIRD-PARTY BUSINESS DEALINGS


     BFA also engaged in numerous transactions with certain third parties, including certain of BFA's former officers, directors, and other insiders such as Harold Friend and Dwain Hoover and entities under their control. BFA believes that these transactions either unfairly benefited those third parties at BFA's expense or the terms thereof were not fully disclosed to the then Boards of Directors of BFA and NCV. BFA also believes that the terms of those transactions were significantly more unfavorable to BFA than terms that could have been obtained in arms-length transactions. These transactions included, but were not limited to, investments in real property, lending arrangements, real estate services and other services. BFA terminated the relationships with all such parties, and the Trust may sue such parties.


     IRA PRACTICES

     BFA acted as custodian for individual retirement accounts ("IRAS") since the early 1980's. BFA received approval from the Internal Revenue Service to act as a passive non-bank trustee in 1983 and as of November 9, 1999 acted as custodian for approximately 5,000 IRAs. The IRAs included Traditional IRAs, Roth IRAs, Educational IRAs and IRAs established in connection with simplified employee plans. All of the IRAs were self-directed accounts.


     The governing IRA documents listed all of the possible investments available to Investors including investment vehicles provided by NCV and CFPI. Substantially all of the IRA funds were invested with NCV or CFPI and were used to benefit BFA and its affiliates. There also appeared to be instances in which the interests of BFA, NCV or CFPI were given priority over IRA Investors.

Further, BFA, as custodian, failed to ensure that it maintained separate investment pools for each type of IRA. Instead, IRA funds were collectively invested into the different investment securities that resulted in a commingling of the IRA funds.

     EXCESSIVE OVERHEAD


     Under the former senior management of BFA, there were excessive levels of operating overhead. On average, overhead was more than $18 million per year, which was more than four times the amount of the Trust's overhead as of January 22, 2001. This excessive overhead was due to a number of factors, including a workforce of over 150 employees (currently, there are only 11 employees).


     FAILURES OF INDEPENDENT PROFESSIONALS


     The foregoing business practices were aided and abetted by the actions and inactions of BFA's former independent accountants and lawyers, AA and JSS. See
Item 8, Legal Proceedings, below, for a description of Trust claims against the accounting firm of and the law firm of JSS.


FORMATION OF BFA LIQUIDATION TRUST


     BFA's prior business practices resulted in the deterioration of the financial condition of BFA and its affiliates such that it became necessary to attempt to reorganize under Chapter 11 of Title 11 of the United States Code (the "BANKRUPTCY CODE"). BFA and its affiliates realized that the only feasible alternative was to create a plan that would implement an orderly liquidation of their assets. On September 25, 2000, BFA and ninety affiliated entities filed the Plan which provided for the orderly liquidation of BFA and its affiliates' assets. The Plan contemplated the formation of a liquidating trust, and its sole purpose would be to liquidate the assets of BFA and its affiliates. A liquidating trust was used as the vehicle for the liquidation for two principal reasons:


     * any income or gain from the sale of the assets would not be subject to corporate income tax but would be passed through to the Investors; and


     * the Trust would be governed by a trustee (the "LIQUIDATING TRUSTEE") that would have a fiduciary duty to maximize the amount of money received from the sale of the assets of the Trust and the prosecution of the Litigation Claims. The Trust was created pursuant to the
          Liquidating Trust Agreement, dated January 22, 2001 (the "TRUST AGREEMENT") among the Transferors (as defined therein), the Liquidating Trustee and the members of the Liquidating Trust Board. The Trust Agreement is attached as Exhibit 3.1 to this Registration Statement. The Trust is intended to qualify as a "grantor trust" for federal income tax purposes, and the Liquidating Trustee will operate and maintain the Trust in compliance with the guidelines for liquidating trusts as set forth by the Internal Revenue Service.

     The Trust has a wholly-owned subsidiary to assist in liquidating the assets, New Asset Subsidiary, LLC, an Arizona limited liability company ("NAS"). NAS was formed on January 22, 2001, and the Trust is the sole member of that company. The Trust is able to direct NAS to take any actions that the Liquidating Trustee believes will maximize the value of the assets held by NAS.

The Trust transferred substantially all of its assets to NAS, which NAS is currently marketing for sale. NAS is not permitted to sell any assets or take any other action unless so directed by the Trust. The Articles of Organization of NAS are filed as Exhibit 21.1 to this Registration Statement. The Operating Agreements of NAS is filed as Exhibit 21.2 to this Registration Statement.

     Upon its formation, the Trust held all of the outstanding stock of Reorganized Foundation Administrative Services, Inc., an Arizona for-profit corporation ("FAS"), which was formerly known as Foundation Administrative Services, Inc. and was also one of the Debtors. On January 22, 2001, all of the outstanding stock of FAS which was held by the Trust was transferred to Shea Homes, Inc., as part of a transaction that had previously been approved by the Bankruptcy Court.


OBJECTIVES OF THE TRUST


     The primary purpose of the Trust is to (i) oversee and direct the liquidation of the Trust Assets for the benefit of the HOLDERS OF THE TRUST INTERESTS, (ii) prosecute all Litigation Claims for the benefit of the Trust (see Item 8 below), and (iii) distribute any proceeds of the litigation and the Trust Assets received by the Trust to the holders of the Trust Interests. The
Trust is not operated with the objective of continuing or engaging in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the liquidation value of the Trust Assets, and consistent with the liquidating purpose of the Trust.

     The Liquidating Trustee and the Liquidating Trust Board are overseeing the liquidation of the Trust Assets to ensure that such liquidation is conducted in a cost-effective manner and in a reasonable time, with due regard for the risk that undue haste may minimize the liquidation proceeds of a particular Trust Asset. In addition, the Liquidating Trustee and Liquidating Trust Board are directing the prosecution of the Litigation Claims in an attempt to maximize the Trust's recoveries from such claims. The Liquidating Trustee and the Liquidating Trust Board are making ongoing efforts to dispose of the Trust Assets, to make timely distributions and to minimize the duration of the Trust. In overseeing the selling of the Trust Assets, or otherwise monetizing them, the Liquidating Trustee and the Liquidating Trust Board are attempting to maximize the amount of the proceeds derived therefrom. The Trust is not permitted to receive or retain cash or cash equivalents in excess of an amount reasonably necessary to: (i) meet all distributions, claims and contingent liabilities; (ii) establish such reserves as provided in the Trust Agreement and in the Plan; or (iii) preserve or enhance the liquidation value of the Trust Assets during the term of the Trust.


LIQUIDATING TRUSTEE


     Pursuant to the Trust Agreement, the Liquidating Trustee oversees the liquidation of the Trust Assets. The liquidation of the Trust Assets may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise subject to the terms of the Plan. The Liquidating Trustee also has the power to retain any professionals or transfer agents that are deemed advisable.


     The Liquidating Trustee is not permitted, at any time, on behalf of the Trust or its Beneficiaries, to enter into or engage in any trade or business, and no part of the Trust Assets or the proceeds, revenue or income therefrom may be used or disposed of by the Trust in furtherance of any trade or business, except to the extent reasonably necessary to preserve and enhance the liquidation value of the Trust Assets.


     The Liquidating Trustee has broad authority to manage the assets and affairs of the Trust, as indicated in the Plan. The Liquidating Trustee does not have unchecked power however. For example, the Liquidating Trustee may not, without the approval of a majority of the members of the Liquidating Trust Board, (i) sell any assets of the Trust for an amount greater than $3,000,000,
(ii) adopt the annual budget of the Trust, (iii) determine the amount of reserves and approve operating expenses in excess of the annual budget for the Trust, (iv) create entities and transfer assets to or between such entities, (v) settle or commence Litigation Claims or (vi) appoint the members, directors, trustee(s) or officers of any entity created by the Trust.


     The Liquidating Trustee is not required to seek the approval of the Liquidating Trust Board with respect to the settlement or pursuit of any Avoidance Action; provided, however, that if the amount in dispute is greater than $250,000, the Liquidating Trustee is required to obtain Bankruptcy Court approval of the settlement or pursuit of such Avoidance Action. Moreover, the Trust is required to obtain Bankruptcy Court approval with respect to the settlement of the Litigation Claims.


     Any dispute between the Liquidating Trustee and the Liquidating Trust Board will be resolved by the Bankruptcy Court. In the event of a dispute between the Liquidating Trustee and the Liquidating Trust Board, the Liquidating Trustee and the Liquidating Trust Board will have the authority to retain separate counsel with the reasonable fees and expenses of such counsel to be advanced and reimbursed by the Trust. A member of the Liquidating Trust Board (or the dissenting members of the Liquidating Trust Board which represent less than a majority of the Liquidating Trust Board) who dispute(s) any action taken by the Liquidating Trust Board or the Liquidating Trustee will not have the right to challenge any decision of the Liquidating Trust Board at the Trust's expense, retain counsel on behalf of the Liquidating Trust Board or have the fees and expenses of counsel retained by such member(s) to represent such member(s) advanced or reimbursed by the Trust.


LIQUIDATING TRUST BOARD

     The Liquidating Trust Board has the authority and responsibility to oversee, review, and guide the activities and performance of the Liquidating Trustee. A majority of the total number of members of the Liquidating Trust Board then in office constitutes a quorum for the transaction of business at any meeting of the Liquidating Trust Board. The affirmative vote of a majority of the members of the Liquidating Trust Board present at a meeting at which a quorum is present is the act of the Liquidating Trust Board unless the Trust Agreement or the Plan requires a greater percentage and except as otherwise required by law.

     The Liquidating Trust Board has the authority to remove the Liquidating Trustee for "Cause" (as defined in the Trust Agreement) which removal will be effective upon approval by the Bankruptcy Court. In addition, the remaining members of the Liquidating Trust Board have the power to fill any vacancy created by the death, resignation or removal of a member of the Liquidating Trust Board or remove a member of the Liquidating Trust Board for "Cause" (as defined in the Trust Agreement) which appointment or removal, as the case may be, will be effective upon approval by the Bankruptcy Court. The Liquidating

Trustee and/or the remaining members of the Liquidating Trust Board may nominate a Person to fill any vacancy created by the death, resignation or removal of a member of the Liquidating Trust Board, and such nomination will be approved by a majority vote of the remaining members of the Liquidating Trust Board including the Liquidating Trustee and approved by the Bankruptcy Court.


     In the event of a vacancy in all of the positions of the Liquidating Trust Board due to the death or simultaneous resignation of all of the members of the Liquidating Trust Board, then the Liquidating Trustee will nominate five (5) persons to fill such vacancies, and such persons will be appointed, with such appointment to be effective upon approval of the Bankruptcy Court and a majority vote of the holders of the TRUST INTERESTS.

     The Liquidating Trust Board has the authority to select and engage such persons, and select and engage such professional advisors as the Liquidating Trust Board deems necessary and desirable to assist the Liquidating Trust Board in fulfilling its obligations under the Trust Agreement and the Plan, and the Trust will pay the reasonable fees of such persons and reimburse such persons for their reasonable out-of-pocket costs and expenses.


DURATION OF TRUST


     The Trust will terminate on the later of: (i) the date of entry by the Bankruptcy Court of the final decree closing the Chapter 11 cases of the Debtors (the "FINAL DECREE"); or (ii) the date upon which all of the Trust Assets have been distributed to the holders of the Trust Interests and there are no remaining assets expected to be received in the Trust Assets; PROVIDED, HOWEVER, that the Trust will terminate no later than January 21, 2006. On or prior to such termination date, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Trust upon a finding by the Bankruptcy Court that the extension is necessary for the liquidating purposes of the Trust. Extensions may be obtained so long as each extension is approved by the Bankruptcy Court six months prior to the expiration of the original term and each extended term.


     After the termination of the Trust and for the purpose of liquidating and winding up the affairs of the Trust, the Liquidating Trustee will continue to act as such until its duties have been fully performed. Upon distribution of the Trust Assets and entry of the Final Decree and unless ordered otherwise by the Bankruptcy Court as part of the Final Decree, the Liquidating Trustee will retain for a period of two (2) years the books and records which have been delivered to or created by the Liquidating Trustee. Subject to the Final Decree, at the Liquidating Trustee's discretion, all of such books and records may, but need not, be destroyed at any time after two (2) years from the completion and winding up of the affairs of the Trust. Except as otherwise specifically provided in the Trust Agreement, upon the discharge of all liabilities of the Trust, final distribution of the Trust Assets and entry of the Final Decree, the Liquidating Trustee will have no further duties or obligations relating to the Trust.


ITEM 2. SELECTED FINANCIAL INFORMATION.

     Reference is made to the financial statements of the Trust (the "TRUST FINANCIAL STATEMENTS") as of December 31, 2001 and June 30, 2002, which are attached to this Registration Statement. The following selected financial data should be read in conjunction with the financial statements and notes. All information has been prepared based on the liquidation basis of accounting. These historical results are not necessarily indicative of the results to be expected in the future.

EFFECTIVE DATE ASSETS, CLAIMS AND LIABILITIES


     On January 22, 2001, BFA and its affiliates contributed approximately $171.4 million of net assets to the Trust which transferred such assets directly to its wholly-owned subsidiary, NAS. The Trust is the sole member of NAS. The consolidated statements of net assets as of June 30, 2002 and December 31, 2001 and the statement of changes in net assets in liquidation for the periods from January 1, 2002 to June 30, 2002, January 22, 2001 (inception) to June 30, 2001 and January 22, 2001 (inception) to December 31, 2001 are summarized below:


                     BFA LIQUIDATION TRUST AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION

                                                                                JUNE 30, 2002
                                                                                 (UNAUDITED)   DECEMBER 31, 2001
                                                                                 -----------   -----------------
                  ASSETS IN LIQUIDATION AT ESTIMATED FAIR VALUE

Cash and cash equivalents                                                        $    766,194     $  1,027,598
Receivables, net                                                                   66,036,284       73,877,916
Other trust assets, net                                                            51,043,697       57,479,167
Restricted cash and cash equivalents                                                3,626,467        5,214,453
Fair value of expected cashflows from settlements                                 194,966,010       19,800,000
                                                                                 ------------     ------------

      TOTAL ASSETS                                                                316,438,652      157,399,134
                                                                                 ------------     ------------

                           LIABILITIES IN LIQUIDATION:

Payables and accrued liabilities                                                    4,314,141        9,017,702
Notes payable                                                                       6,534,703        6,995,339
Settlement liability                                                              169,960,000               --
Estimated costs to complete liquidation                                             7,734,014       12,405,130
                                                                                 ------------     ------------
      TOTAL LIABILITIES                                                           188,542,858       28,418,171
                                                                                 ------------     ------------

Commitments and contingencies

      NET ASSETS IN LIQUIDATION                                                  $127,895,794     $128,980,963
                                                                                 ============     ============

CLAIMS AGAINST NET ASSETS IN LIQUIDATION CONSIST OF THE FOLLOWING:
      Class "3A", 448,213,228 units outstanding                                   110,991,964      111,823,670
      Class "3B", 137,176,571 units outstanding                                    16,903,830       17,157,293
                                                                                 ------------     ------------
      TOTAL NET ASSET VALUE                                                      $127,895,794     $128,980,963
                                                                                 ============     ============

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION

                                                             JANUARY 1, 2002 -    JANUARY 22, 2001 -
                                                               JUNE 30, 2002        JUNE 30, 2001     JANUARY 22, 2001 -
                                                                (UNAUDITED)          (UNAUDITED)       DECEMBER 31, 2001
                                                               -------------        -------------        -------------
Net assets in liquidation, beginning balance                   $ 128,980,963        $ 171,414,559        $ 171,414,559

Interest on notes receivable                                       3,323,424            3,698,532            7,409,609

Interest on notes payable                                           (383,655)            (606,996)            (951,951)

Changes in fair value of other trust assets                        2,340,239           (5,189,384)          (1,645,664)

Changes in fair value of costs to complete liquidation              (749,909)             (75,270)            (165,594)

Distributions to holders of Class 3A and 3B
beneficial interests                                              (5,615,268)         (31,353,000)         (47,079,996)
                                                               -------------        -------------        -------------
Net assets in liquidation, ending balance                      $ 127,895,794        $ 137,888,441        $ 128,980,963
                                                               =============        =============        =============


CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION

PERIODS ENDED JUNE 30, 2002 AND DECEMBER 31, 2001

     The major changes in the consolidated statement of net assets in liquidation amounts relates to assets and liabilities being liquidated over the past six months along with the settlement from AA being recorded. Settlement proceeds of $19.8 million and $194.1 million as of December 31, 2001 and June 30, 2002, respectively, consist of gross proceeds of $21.0 million from the JSS settlement currently held in escrow, net of any legal fees of approximately $1.2 million at December 31, 2001 and approximately $170 million net of legal fees of approximately $42.0 million plus estimated out-of-pocket expenses of $5.0 million at June 30, 2002 from the AA settlement. Because of the uncertainty of the allocation of the proceeds between the Class Action Investors and the Trust, a liability has been recorded for the entire settlement, net of reimbursed out of pocket costs, until the Courts determine the final allocation. Because of the significant uncertainty associated with these settlements, it is likely that the amount ultimately realized could differ from the amount that is reflected in the accompanying consolidated financial statements and the differences could be material.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION

THE SIX MONTHS ENDED JUNE 30, 2002 AND THE PERIOD FROM JANUARY 22, 2001 (INCEPTION TO JUNE 30, 2001)

     Interest on notes receivable has decreased due to additional principal payments being made on outstanding receivables. These payments included over $7.0 million in payments from the Shea Homes, Inc., note receivable.

     Interest on notes payable decreased due to approximately $5.0 million being paid on other notes payable that the Trust owes since last year. The majority of the principal payments made were on notes payable with interest rates of 8% or higher.

     Changes in fair value of other Trust assets improved by approximately $7.0 million. This improvement was predominately due to increase in value from recognized gain from the AA settlement and changes in the valuations of the assets.

     Changes in fair value of cost to complete  liquidation  increased from last
year  due  to  increase  in   projected   litigation   costs  from  the  AA  and
Hooverlawsuits.

     Distributions to holders of Class 3A and 3B beneficial interests has decreased from prior year due to timing of sales and collections of receivables. Distributions were also negatively affected by the substantial litigation expenses in the first six months of 2002.


CRITICAL ACCOUNTING POLICIES AND ESTIMATES


     This discussion and analysis of the Trust's net assets in liquidation and changes in net assets in liquidation are based upon the Trust's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the liquidating basis of accounting. During preparation of these consolidated financial statements, the Trust is required to make estimates and assumptions that affect the reported amounts of assets at estimated fair value, liquidation liabilities, resolution of disputed claims, estimates of liquidating costs to be incurred, resolution of current and potential litigation and the fair value of and related disclosure of contingent assets and liabilities. On an on-going basis the Trust evaluates and updates its estimates and assumptions. The Trust bases its estimates and assumptions on historical experience and on various other assumptions that The Trust believes are reasonable under the circumstances. The results for the basis for making judgments about the fair values of assets and liquidation liabilities are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The Trust believes the following critical accounting policies affect the Trust's more significant estimates and assumptions used in the preparation of our consolidated financial statements which have been prepared in accordance with the liquidation basis of accounting:

     *    Receivables  are  recorded  at  fair  value,   which   represents  our
          discounted expected future cash flows calculated based on the following factors: receivable payment history, financial performance of debtor, and underlying collateral of the Trust.

     * Other assets consist of real estate partnerships, interests in operating companies and other assets and are recorded at fair value, which represents discounted expected future cash flows, based on estimates and assumptions regarding timing of sales, timing of payments, projected cash flows and appropriate discount factors.

     *    Payables,  accrued liabilities and notes payable are recorded based on
          expected  cash  outflows  which  require   estimates  and  assumptions
          relating to the timing of the payments and discount factors.

     * Estimated costs to complete liquidation and litigation represent the estimated costs of operating the Trust to its expected termination on January 21, 2006, discounted using an 8% present value factor.

          * The costs include personnel, facilities, Trustee and Board compensation, professional fees and litigation costs, and are estimated based on assumptions regarding the number of employees, use of outside professionals, and timing of cash flows.

     * Contingent Assets, Litigation Settlements and related liabilities are recorded at the Trust's estimated future cash flows which require a significant amount of estimates and assumptions regarding collectibility, probable outcomes, timing of cash flows and various other factors.


DISTRIBUTIONS OF ASSETS


     The following is a schedule of cash distributions NET OF DISPUTED ACCOUNT RESERVES made to holders of Class 3 A & 3B Trust Interests and other classes from January 22, 2001 through June 30, 2002:


                                                DISTRIBUTION
                                  -----------------------------------------
                                     CLASS        ALL OTHER      TOTAL ALL
                                    3A & 3B        CLASSES        CLASSES
                                  -----------    -----------    -----------
     Jan-01                       $19,587,000    $ 1,746,000    $21,333,000
     Apr-01                        11,458,000        137,000     11,595,000
     Aug-01                         9,793,000      1,152,000     10,945,000
     Dec-01                         4,897,000         76,000      4,973,000
     Jun-02                         5,150,000      3,805,000      8,955,000
                                  -----------    -----------    -----------

     TOTAL                        $50,885,000    $ 6,916,000    $57,801,000
                                  ===========    ===========    ===========

ITEM 3. PROPERTIES.

     The Trust does not have any materially important physical properties, except for such properties that are held for sale.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     a) Since the Trust has no outstanding "voting securities" within the meaning of the Exchange Act and the regulations thereunder, the disclosure requirements of Form 10 pertaining to 5% holders of voting securities are not applicable. Notwithstanding the foregoing, no person or group is the beneficial owner of more than 5% of the Trust Interests.

     b) The following table sets forth certain information with respect to the beneficial ownership of the Trust Interests, as of the date of this Registration Statement, by the Liquidating Trustee and the members of the Liquidating Trust Board. There is only one class of Trust Interests.

                NAME OF BENEFICIAL OWNER                PERCENT OF CLASS
                ------------------------                ----------------
                 Clifton R. Jessup, Jr.                       0.00%
                 Stephen L. Culp                              0.00%
                 Mark E. Winkleman                            0.00%
                 John V. Prince                               0.01%
                 Paul D. Carlson                              0.05%
                 Shirley C. Weast                             0.13%

     c) Because the Trust does not have any "voting securities" within the meaning of the Exchange Act and the regulations thereunder, changes in ownership of voting securities will not result in a change of control of the Trust. Pursuant to the terms of the Trust Agreement, the Liquidating Trustee and the Liquidating Trust Board have sole management and executive authority over the Trust. The Liquidating Trustee and the initial members of the Liquidating Trust Board were initially selected by the Restructuring Committee, the Official Collateralized Investors' Committee and the Official Joint Committee of Unsecured Creditors, and the Bankruptcy Court approved such selections in connection with the Confirmation Order. The Liquidating Trustee and the members of the Liquidating Trust Board will serve for the duration of the Trust. However, in the event of any member's earlier death, resignation or removal, such member will be replaced pursuant to the terms of the Trust Agreement.

     The Trust has no knowledge of any arrangements that may result in a change of control of the Trust.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

     The description of the Trust Agreement provided below and as provided herein is only a summary and is qualified in its entirety by reference to the Trust Agreement, a copy of which is filed as Exhibit 3.1 to this Registration Statement.

     The decision-making authority for the Trust resides in the Liquidating Trustee and the Liquidating Trust Board. As more fully described above in Item 1 and in the Trust Agreement, the Liquidating Trustee is primarily responsible for the Trust's day-to-day operations, and the Liquidating Trust Board supervises the Liquidating Trustee and has the ability to approve or disapprove certain of the Liquidating Trustee's material decisions (See Item 1 above). The Liquidating Trustee and the members of the Liquidating Trust Board were appointed in accordance with the Confirmation Order, and each of them will serve in their related capacity until such person's death, resignation or removal in accordance with the terms of the Trust Agreement.

     The following table sets forth information regarding the Liquidating Trustee and the Liquidating Trust Board. A summary of the background and experience of each of these individuals is set forth after the table.

           NAME                    AGE               POSITION
           ----                    ---               --------
     Clifton R. Jessup, Jr.        47        Liquidating Trustee
     Paul D. Carlson               67        Liquidating Trust Board Member
     Stephen L. Culp               37        Liquidating Trust Board Member
     John V. Prince                48        Liquidating Trust Board Member
     Shirley C. Weast              63        Liquidating Trust Board Member
     Mark E. Winkleman             44        Liquidating Trust Board Member

     CLIFTON R. JESSUP, JR. was approved as the Liquidating Trustee pursuant to the Confirmation Order. Mr. Jessup is a partner and the head of the Bankruptcy & Insolvency Group at the Dallas office of Patton Boggs LLP which he joined in 1997. Prior to joining Patton Boggs LLP, Mr. Jessup was the Chairman of Dixon and Jessup, Ltd., LLP and the Managing Partner of the Dallas office of that firm from 1990 until 1997. Mr. Jessup received his Bachelor of Arts from Oakwood College in 1976 and his Juris Doctor from University of Michigan School of Law in 1978. Mr. Jessup's experience includes the representation of secured creditors, unsecured creditors, committees, equity holders, debtors and trustees in federal bankruptcy cases in over 37 states. Mr. Jessup was appointed as the Examiner in the Megafoods Stores bankruptcy case in Phoenix, Arizona in 1996. When the Plan of Liquidation was confirmed in 1998, Mr. Jessup was appointed as the Estate Representative of the Megafoods Liquidation Estate, a position that he held until the case was closed in 2001.

     PAUL D. CARLSON served as the Chairman of the Official Collateralized Investors' Committee. From 1980 until his retirement in 1993, Mr. Carlson was a Senior Development Engineer with Hughes Aircraft Company, where he was responsible for the procurement of components and their functional integrity in a major missile system.

     STEPHEN L. CULP served as the Co-Chairman of the Official Joint Committee of Unsecured Creditors. Mr. Culp has been employed since 1999 as the Director of Property Development and Legal Counsel at Saddleback Valley Community Church in Lake Forest, California, one of the largest churches in the United States. From 1992 to 1999, Mr. Culp worked at the Orange County law firm of Callahan, McCune & Willis, specializing in litigation.

     JOHN V. PRINCE is in private management consulting and currently serves as a member of the Board of Directors of Arizona MultiBank, an Arizona community development corporation. Prior to entering private management consulting, Mr. Prince was Senior Vice President and Chief Financial Officer of Employee Solutions, Inc., which filed a voluntary petition for relief under Chapter 7 of the Bankruptcy Code on February 26, 2001. Prior to 1997 Mr. Prince held several positions with First Interstate Bancorp, Inc. Most notably, he was the Vice President and Manager of Bank SEC and Regulatory Reporting from 1994 until 1996. From 1990 until 1994, Mr. Prince was a Vice President at First Interstate Bank of Texas, where he was involved with the purchase of failed banks and savings and loans in cooperation with the Resolution Trust Corporation. From 1986 until 1990, Mr. Prince was Vice President and Controller for First Interstate Bank of Oklahoma where he was involved in the purchase and liquidation of the assets of failed banks in cooperation with the Federal Deposit Insurance Corporation. Mr. Prince is a Certified Public Accountant who is certified in Arkansas and Oklahoma. Mr. Prince graduated with a Bachelor of Arts in Accounting from the Ouachita Baptist University.

     SHIRLEY C. WEAST served as a member of the Official Collateralized Investors' Committee and retired in 1990 after having operated the Shirley C. Weast Agency for 30 years in the State of New York. Ms. Weast is a licensed insurance and real estate broker in the State of New York.

     MARK E. WINKLEMAN is the founder of MGS Realty Partners LLC, which acquires and sells commercial properties. Prior to founding MGS Realty Partners LLC in 2000, Mr. Winkleman was in charge of acquisitions for Pacific Realty Advisors, where he directed the acquisition and disposition of many commercial properties from 1997 until 1999. From 1991 to 1997, Mr. Winkleman was the Senior Vice President of Grossman Company Properties, a real estate investment company in Phoenix, Arizona, where he was actively involved in the acquisition, development, financing and disposition of projects such as the Arizona Biltmore Hotel, Biltmore Fashion Park, National Bank Tower, Christown Mall, the Arizona Mills and several other significant real estate projects. Mr. Winkleman was not an Investor or a creditor in the Debtors' Chapter 11 cases, and he had no prior connection with the Debtors or the Non-Debtor Affiliates.

ITEM 6. EXECUTIVE COMPENSATION.

COMPENSATION OF THE LIQUIDATING TRUSTEE

     On December 19, 2000 the Bankruptcy Court approved the Trust's entry into the compensation agreement by and among the Transferors and Clifton R. Jessup, Jr. (the "TRUSTEE COMPENSATION AGREEMENT"). The following description of the Trustee Compensation Agreement is only a summary and is qualified by reference to the Trustee Compensation Agreement, a copy of which is filed as Exhibit 10.1 to the Registration Statement.

     The compensation of the Liquidating Trustee is comprised of three components: hourly compensation, expense reimbursement and a performance bonus. The Liquidating Trustee's hourly compensation is an hourly rate of $295.00, which is subject to periodic upward adjustment by the Liquidating Trust Board. The Liquidating Trustee will not be compensated for his travel time to and from Phoenix, Arizona unless he is actually working on matters pertaining to the Trust during that travel time.

     All reasonable out of pocket expenses incurred by the Liquidating Trustee for airfare between Dallas, Texas and Phoenix, Arizona (the "TRAVEL EXPENSES"), are reimbursable as an expense of the Trust. All reasonable out of pocket expenses incurred by the Liquidating Trustee and relating to the Liquidating Trustee's performance of his duties hereunder and under the Trust Agreement and which are not Travel Expenses (the "REIMBURSABLE EXPENSES"), are also reimbursable as an expense of the Trust.

     The performance bonus to be paid to the Liquidating Trustee is based on the Net Recoveries paid to certain Creditors and is as follows:

                                                PERFORMANCE BONUS
                                            (EXPRESSED AS A PERCENTAGE
              NET RECOVERIES                    OF NET RECOVERIES)
              --------------                    ------------------
          $0 - $125,000,000                           None
          $125,000,000 - $250,000,000                 .25%
          $250,000,000.01 - $500,000,000              .50%
          $500,000,000.01 and above                   .75%


"NET RECOVERIES" means the aggregate of all distributions by the Trust to the Holders of claims in Class 3A, Class 3B and Class 5 from the liquidation of the Trust Assets and the prosecution and/or settlement of the Litigation Claims. The aggregate amount of all hourly compensation paid to the Liquidating Trustee by the Trust and the Travel Expenses reimbursed by the Trust will be deducted from the performance bonus payable to the Liquidating Trustee.


COMPENSATION OF THE LIQUIDATING TRUST BOARD

     On December 19, 2000 the Bankruptcy Court approved the form of the compensation agreement to be entered into by the Trust and the members of the Liquidating Trust Board (the "BOARD COMPENSATION AGREEMENT"). The following description of the Board Compensation Agreement is only a summary and is qualified by reference to the Board Compensation Agreement, the form of which is filed as Exhibit 10.2 to the Registration Statement.

     Each member of the Liquidating Trust Board receives $1,000 for each calendar month during which the Board Member serves as a member of the Liquidating Trust Board and $2,000 for each meeting of the Liquidating Trust Board which the Board Member attends (either in person or by telephone conference). Pursuant to the Board Compensation Agreement, these two components of compensation shall not exceed $36,000 for any twelve-month period. In addition, the Independent Board Member, Mark Winkleman, receives $1,250 for each calendar month during which he serves as the Chairman of the Audit Committee and the Valuation Committee.

     On December 28, 2001 the Bankruptcy Court entered its Order permitting the Trust to pay fees to each member of the Liquidating Trust Board for the period from November 1, 2000 to January 22, 2001 in recognition of services provided by the Board prior to January 22, 2001. In addition to the compensation described above, each Liquidating Trust Board member is also entitled to reimbursement of all reasonable out-of-pocket expenses, including travel expenses.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.


     Pursuant to the authority under the Plan, the Trust retained Patton Boggs, the law firm that employs Clifton R. Jessup, Jr., Liquidating Trustee of BFA Liquidation Trust, to handle various litigation, investigation and transactional matters. Fees charged by Patton Boggs for the services performed from January 22, 2001 through June 30, 2002 approximate $2.0 million and do not include fees and expenses for the services provided by Mr. Jessup as Liquidating Trustee of the BFA Liquidation Trust.


ITEM 8. LEGAL PROCEEDINGS.

LAWSUIT AGAINST ARTHUR ANDERSEN


     On August 25, 2000, BFA filed a complaint against BFA's former accounting firm, AA, in Maricopa County Superior Court alleging claims of negligence, breach of contract and breach of fiduciary duty. The lawsuit alleges that BFA's failure resulted directly from AA's wrongful conduct in connection with its annual audits and consulting engagements that AA performed for BFA. On May 6, 2002, the Trust, lead plaintiffs in the class action lawsuit and the Arizona Attorney General announced that they had tentatively agreed to settle their claims against AA for the sum of $217 million and that AA had made an initial payment of $10.68 million net of State of Arizona legal costs. AA's insurance company paid the balance of the $217 million settlement on June 5, 2002 to an interest bearing joint escrow account.

     On July 12, 2002, a joint hearing was held by the United States Bankruptcy Court and the Superior Court for the State of Arizona to approve the global settlement with AA. At the hearing, the Bankruptcy Court approved the AA settlement and shortly thereafter, the Superior Court gave interim approval of the AA settlement and of the notice to go to class members. Since that time, Dwain Hoover has appealed the Bankruptcy Court approval of the AA settlement and Verde Baptist Church has appealed the interim approval of the AA settlement by the State Superior Court. Verde Baptist Church attempted to obtain a stay to prevent further action in connection with the final approval in the State Court. This attempt was denied by the State Court on August 15, 2002.

     Among the most significant obstacles to prompt distribution of the settlement funds to investors are (a) investor opt-outs (described below); (b) investor objections; and (c) investor appeals. On August 28, 2002, Verde Baptist Church filed another Request for Stay of Proceedings in the Court of Appeals, State of Arizona, Division One. On approximately August 30, 2002, this stay was denied.

     Under the terms of the settlement, if enough investors choose to "opt out" of the settlement, AA has the right to void the settlement and demand its money back. This provision is customary in class action settlements. When, as here, a defendant has paid a significant amount of money to achieve "peace" from more litigation, the purpose of the settlement (from the defendant's perspective) would be frustrated if a group of people with claims indicate that they will withdraw from the settlement and sue the defendant themselves. Thus, if enough investors opt out of the settlement, AA would have the right (but not the obligation) to withdraw from the settlement, and the case would return to court.

     There is an entirely separate risk that an investor may object to the settlement and appeal final approval by the court, which could delay distribution of the settlement proceeds for many more months. As noted above, investors have appealed both the Bankruptcy Court and State Superior Court actions regarding the settlement.

     Finally, the Trust's claims against AA may be jeopardized if AA seeks bankruptcy protection. The litigation claims that BFA had with respect to AA were transferred to the Trust on January 22, 2001.


NEGOTIATIONS WITH JENNINGS STROUSS & SALMON


     The Trust extensively investigated claims against BFA's former attorneys, JSS and participated (along with counsel for lead plaintiffs in the class action lawsuit) in a non-judicial mediation of claims against JSS, conducted by a retired U.S. District Court Judge, in which the Trust presented evidence-supporting claims against JSS. The Trust, counsel for the lead plaintiffs in the class action lawsuit, and the Arizona Attorney General negotiated a tentative settlement of claims against JSS for the sum of $21 million in 2001 and in late May 2002 completed documentation of the settlement. The settlement is subject to approval by the Maricopa County Superior Court and the Bankruptcy Court and is included in the class approval process along with the AA settlement. The Trust expects that the proceeds of the JSS settlement will be distributed along with the AA settlement, subject to the same risks of delay. The litigation claims that BFA had with respect to JSS were transferred to the Trust on January 22, 2001.

NET PROCEEDS TO THE INVESTORS FROM THE AA AND JSS SETTLEMENTS.

     Assuming that the settlements are approved, beneficiaries of these settlements will receive approximately $170 million from the AA settlement and $19.8 million from the JSS settlement, for a total of $189.8 million.
Approximately $5 million of the $217 million in the AA settlement is attributable to the expense of prosecuting the litigation (for example, expert fees, court reporter fees, and travel costs, but not attorneys fees). Based on the fee schedule approved by the Bankruptcy Court in 2000 after competitive bidding by various law firms, the attorneys' fees for the AA matter will be approximately $42.0 million.


ADVERSARY PROCEEDING AGAINST L. DWAIN HOOVER

     On February 15, 2000, BFA filed an adversary proceeding in the Bankruptcy Court against L. Dwain Hoover, a former BFA director, and the related parties that he owns or controls (collectively, "HOOVER"). The complaint alleges that Mr. Hoover breached his fiduciary duties to BFA by both illegally obtaining loans from, and making loans to, certain companies affiliated with or managed by BFA. As alleged in the complaint, most of the loans were initially obtained from companies that were managed by BFA, but which were not BFA subsidiaries, which avoided the appearance of Hoover illegally obtaining loans from BFA. However, on several occasions, these loans were quickly assigned from the initial creditor entity to a BFA subsidiary. In addition, Hoover used the funds from certain loans to re-lend or invest with third parties on terms that netted Hoover returns far in excess of the return BFA realized on its loans to Hoover. Hoover made loans to certain BFA-managed companies at above-market interest rates that were not available to outside investors in BFA. BFA seeks to recover all funds improperly borrowed by Hoover, all profits improperly made on funds Hoover borrowed from BFA and its affiliates, all other profits Hoover improperly reaped from transactions with BFA, and other damages.


     Substantial litigation is ongoing in the Hoover adversary proceeding. The court issued a Temporary Restraining Order on March 27, 2000 and a Preliminary Injunction on April 10, 2000 freezing over $9,000,000 in cash and negotiable promissory notes. The District Court dismissed Hoover's appeal on the injunction. A trial date of October 31, 2000 was set to try the case in the Bankruptcy Court; however, immediately prior to the trial, Hoover filed a motion to have the matter heard in the United States District Court for the District of Arizona on the grounds that it was entitled to a jury trial and bankruptcy proceedings were not held in front of a jury. The District Court referred the matter back to the Bankruptcy Court, which denied Hoover's request for a jury trial. Hoover also filed a motion to stay the trial until pending criminal proceedings against Mr. Hoover have been resolved. That motion to stay the trial has been denied. No trial date has been set. BFA's litigation claims with respect to Hoover were transferred to the Trust on January 22, 2001.


ADVERSARY PROCEEDING AGAINST HAROLD FRIEND


     On February 18, 2000, BFA filed a lawsuit against Harold Friend and two companies co-owned by Mr. Friend and BFA-related companies, Export Tyre Holding Company and F&F Capital Investment Company, seeking a full accounting of his financial records and business dealings with BFA and its former senior management team. Upon the filing of the complaint, Mr. Friend, through his counsel, entered into a stipulation whereby Mr. Friend agreed to give BFA a full accounting of his financial records. The exchange of information pursuant to that stipulation has been ongoing. Additionally, BFA and Mr. Friend have participated in ongoing settlement discussions relating to this proceeding and his prior relationship with BFA, including discussions of the disputed claims of Mr. Friend and related parties in the BFA bankruptcy. The litigation claims that BFA had with respect to Mr. Friend and the two companies co-owned by Mr. Friend were transferred to the Trust on January 22, 2001.

LAWSUITS INVOLVING WILLIAM BLAIR

     Pre-petition, various BFA entities entered into a series of transactions with Mr. Blair. Two outstanding debts remain unresolved. One debt relates to the unpaid purchase price for certain real property located at 23rd Street and Campbell Avenue in Phoenix. The other debt relates to a loan for Mr. Blair's development of a residential subdivision identified as "Desert Diamond Estates." With regard to the Campbell property transaction, counsel for the Trust conducted a search of BFA's books and records to identify collateral recovery sources. Having determined that no collateral exists to secure repayment of the balance of the purchase price, the Trust filed a lawsuit in state court for the unpaid balance, $777,000.00 plus accrued interest, fees, and costs.

     With regard to the Desert Diamond loan, the Trust commenced foreclosure on the real property collateral securing repayment of the underlying debt. This transaction has been made extraordinarily complicated by virtue of the fact that Mr. Blair, in conjunction with Fidelity Title (the "Title Company") developed, sold and conveyed fee title to approximately twelve lots collateralizing repayment of the BFA loan, to third-party purchasers without first obtaining consents or releases from NAS. The Trust made demand on the Title Company for payment of the outstanding indebtedness. In response, the Title Company has now filed a multi-count lawsuit against the Trust alleging a number of novel theories in an attempt to avoid payout on their insurance policies. In addition to the lawsuit filed by the third-party purchasers Mr. Blair has placed the subdivision, Desert Diamond, into a Chapter 11 reorganization proceeding. In connection with that Chapter 11 proceeding, Mr. Blair has filed an adversary lawsuit against the Trust alleging claims and causes of action similar to those asserted by the Title Company in an effort to avoid foreclosure and loss of the property. The Trust filed a Motion for Summary Judgment on three of the four counts asserted by Mr. Blair and on March 20, 2002, the Court ruled in the Trust's favor. The total obligations owing by Mr. Blair to the Trust approximate $2.5 million dollars. To date, Mr. Blair has failed to offer any reason or excuse for his continued and willful failure to repay these debts to the Trust. Absent payment or other satisfactory arrangement, the Trust is continuing to aggressively pursue the judgment and collateral recovery efforts.

     The state court will hear argument on motions for summary judgment with respect to the Campbell property transaction at the end of August. With regard to the Desert Diamond note, the court heard cross motions for summary judgments on July 29, 2002. After extensive briefing and oral arguments, the court ordered supplemental briefings and continued oral argument for the end of August.

ADVERSARY PROCEEDINGS AGAINST WILLIAM P. CROTTS AND OTHERS

     On November 7, 2001 and December 14, 2001, the Trust filed separate adversary proceedings in Bankruptcy Court against William P. Crotts ("Crotts") and against Dwain L. Hoover and related entities that he controls; Thomas Grabinski; Edgar Allen Kuhn; Nelson Lambson, P.L.C. and Henry & Horne, P.L.C. Those actions assert claims for breach of fiduciary duties, substantial assistance in the breach of fiduciary duties and professional negligence against the defendants for their roles in facilitating and carrying out the alleged ponzi scheme that led to BFA's collapse. Crotts filed an answer to the Trust's complaint against him. The other defendants, however, moved to dismiss, and the Trust opposed their motions and also proffered a proposed amended complaint. On July 25, 2002, the Court held a hearing on defendants' motions to dismiss and on plaintiffs' cross-motion for leave to file the proposed amended complaint. At that hearing, the Court ordered supplemental briefing and continued the hearing until August 20, 2002. No pretrial schedule or trial date has been set.


DISPUTED PROOFS OF CLAIMS

     A number of creditors filed proofs of claims in the BFA bankruptcy proceeding which have been objected to by BFA. All of these disputes are pending in the Bankruptcy Court. Those claims in excess of $1 million which are still in dispute are the following:

     1. COOK CHARITABLE TRUST. On March 31, 2000, Cook Charitable Trust, through its current trustee, Mitchell C. Laird, filed a proof of claim alleging that BFA abused its discretion and breached its fiduciary duty when it served as trustee of the Cook Charitable Trust and seeking $2 million in damages. Management does not believe that it is likely that any future cash outflows will result from this claim.

     2. HOOVER PARTIES. On March 19, 2000, March 29-31, 2000 and May 22, 2000, Dwain Hoover and Beva Hoover, together with certain of their relatives and entities controlled by them, including D. Hoover & Associates Investments, Inc., The Hoover Family Charitable Trust, The Dwain & Beva Hoover Charitable Trust II, SLS Trust, CRM Holdings, and United Development Inc., filed fourteen proofs of claim aggregating over $16 million based on a number of theories. The most significant claims are
          (i) a claim in the approximate amount of $278,000 alleging that officers of BFA made an oral promise to repurchase certain real property; (ii) a claim in the approximate amount of $14.2 million alleging note obligations between New Church Ventures Credit Corporation and D. Hoover & Associates Investments, Inc; (iii) claims in the approximate amount of $328,000 based on IRA account investments; (iv) a claim by The Hoover Family Charitable Trust in the approximate amount of $580,000 based on the alleged conversion of trust property; and (v) a claim by The Dwain & Beva Hoover Charitable Trust II in the approximate amount of $680,000 based on the alleged conversion of trust property. Management does not believe that it is likely that any future cash outflows will result from these claims.

     3. ARIZONA SOUTHERN BAPTIST CONVENTION. On March 31, 2000 the ASBC filed a proof of claim in the approximate amount of $1 million plus an unknown amount based on its alleged beneficial interest in various trusts or endowments for which BFA or one of its affiliates served as trustee. Further, the proof of claim seeks to have the court transfer BFA's beneficial interest in the trusts to ASBC. The Trust has objected to this claim on various grounds and has counterclaims against ASBC. Management does not believe that it is likely that any future cash outflows will result from this claim.

     4. ARIZONA STATE MISSION BOARD, INC. On March 31, 2000, Arizona State Mission Board, Inc. ("ASMB") filed a proof of claim in the approximate amount of $1.45 million plus an unknown amount based on its alleged beneficial interest in various trusts or endowments for which BFA or one of its affiliates served as trustee. ASMB also seeks to have the court transfer BFA's beneficial interest in the trusts which is now held by the Trust, to ASMB. The Trust has objected to this claim on various grounds and has counterclaims against ASMB. Management does not believe that it is likely that any future cash outflows will result from this claim.

     5. ARIZONA BAPTIST CHILDREN'S SERVICES, INC. On March 31, 2000, Arizona Baptist Children's Services, Inc. ("ABCS") filed a proof of claim in the approximate amount of $2.3 million plus an unknown amount based on its alleged beneficial interest in various trust or endowments for which BFA or one of its affiliates served as trustee. ABCS also seeks to have the court transfer BFA's beneficial interest in the trusts, which is now held by the Trust, to ABCS. The Trust has objected to this claim on various grounds and has counterclaims against ABCS.

          Management does not believe that it is likely that any future cash outflows will result from this claim.

     6. HAROLD FRIEND AND RELATED PARTIES. On March 31, 2000 Harold Friend and several entities controlled by him including Export Tyre Holding Company, Stockbridge holding Company, Stockbridge Realty Investors--Arizona, Inc., Property Consultants, Inc. and HMR, Inc. filed a proof of claim in the approximate amount of $16.5 million plus unliquidated amounts based on a number of theories. The most significant claim is one for unpaid fees and commissions, both earned and projected to be earned, in the approximate amount of $14.88 million. The Trust has objected to these claims on various grounds and has counterclaims of action against Friend for his role at Baptist Foundation of Arizona. The Trust and Friend entered into mediation in 2002 that has not resulted in any settlement. Management does not believe that it is likely that any future cash outflows will result from these claims.

     7. CLAIM OF GRAND CANYON UNIVERSITY. On March 31, 2000, Grand Canyon University ("GCU") filed a proof of claim seeking payment of approximately $3.2 million for various unsecured investments held by BFA, approximately $3.67 million for the balance due under a note and deed of trust executed by Cora Properties, Inc. (the "CORA NOTE") and a quarterly $24,425 annuity payment for which BFA is primarily obligated and GCU is the guarantor. The Trust has objected to the $3.2 million claim and the $24,425 quarterly annuity claim on various grounds and is pursuing discussions with GCU in regards to settlement of these claims. The claim related to the Cora Note has since been resolved and the liability has been recorded. Management does not believe that it is likely that any future cash outflows will result from the $3.2 million claim and the $24,425 quarterly annuity claim.

     8. Various other claims were filed by unsecured creditors seeking compensation. These claims individually total less than $1.0 million. The Trust has objected to these claims on various grounds. Management does not believe that it is likely that any future cash outflows will result from these claims


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.


     The Trust Interests held by the holders of Allowed Claims under the Plan are not listed on any securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System. No established public trading market exists with respect to the Trust Interests, and the Trust does not expect an established public trading market to develop. The Trust has not agreed to register the Trust Interests under the Securities Act.


     None of the Trust Interests are subject to outstanding options or warrants to purchase, or securities convertible into, Trust Interests. There are approximately 13,000 holders of Trust Interests.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

     The Trust's securities were issued pursuant to the Plan, and their issuance was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 1145 of the Bankruptcy Code.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


     On January 22, 2001 and pursuant to the Plan, the Trust issued Trust Interests to holders of Allowed Claims, entitling such holders of Allowed Claims to the distributions specified by the Plan. The amounts to be distributed to the holders of the Trust Interests will result from the cash flow actually realized from the liquidation of the non-cash trust assets and the resolution of the litigation claims held by the Trust. The description herein of such securities is qualified by reference to the Plan and the Trust Agreement, copies of which are filed with this Registration Statement as Exhibit 2.1 and Exhibit 3.1, respectively.

     The ownership of a Trust Interest does not entitle any beneficiary to any title in or to the Trust Assets as such, or to any right to call for a partition or division of the same, or to require an accounting except as specifically required by the terms of the Trust Agreement. Holders of Trust Interests are entitled to receive distributions of Net Distributable Cash in accordance with the Plan on the last day of each calendar quarter, commencing on March 31, 2001, or on such earlier date as the Liquidating Trustee deems advisable (each such date, a "DISTRIBUTION DATE"); PROVIDED, HOWEVER, that the Liquidating Trustee shall not be required to make any distribution, except on the Final Distribution Date (as defined in the Trust Agreement) to any holders of Trust Interests if the aggregate amount of such distribution is less than $5,000,000 or to any holder of a Trust Interest if the amount to be distributed is $5.00 or less. Any undistributed funds will be distributed on the Final Distribution Date. The date of record for determining entitlement of any holder of a Trust Interest to any payments is 15 business days prior to a Distribution Date. Generally, "NET DISTRIBUTABLE CASH" means, as of any date of determination, the aggregate of all cash or cash equivalents available for immediate distribution held by the Trust, as reflected on the books and records of the Trust, less (i) amounts needed to pay operating expenses of the Trust and expenses related to the prosecution of Litigation Claims, (ii) amounts needed to pay certain other Creditors in accordance with the Plan, and (iii) reasonable reserves to enhance and maintain the value of the Trust Assets pending liquidation as determined in good faith by the Liquidating Trustee.


     Holders of Trust Interests are not entitled to any voting rights under the Trust Agreement, provided however, that in the event of a vacancy in all of the positions of the Liquidating Trust Board due to the death or simultaneous resignation of all of the members of the Liquidating Trust Board, then the Liquidating Trustee shall nominate five (5) persons to fill such vacancies and such successor members shall be appointed, with such appointment to be effective upon approval of the Bankruptcy Court and a majority of the holders of the Trust Interests, based upon the amount of Trust Interests held.

     The Trust Agreement may be amended from time to time, without modifying the Plan, with the approval of the Liquidating Trustee and the Liquidating Trust Board, except that the Trust Agreement shall not be amended to materially alter the priority of claims or distribution scheme under the Plan. In addition, any amendment of the provisions of the Trust Agreement relating to the governance of the Trust or any other material amendment of the Trust Agreement shall only be effective upon the approval of the Liquidating Trustee, the Liquidating Trust Board and the Bankruptcy Court.

     The Trust Interests issued pursuant to the Plan may be resold by the holders of such Trust Interests. However, the transfer will be subject to any avoidance or disallowance of the Creditor's claim which resulted in the issuance of a Trust Interest to such Creditor. Prior to any intended transfer, assignment, hypothecation, pledge, exchange or conveyance, the holder who wishes to transfer, assign, hypothecate, pledge, exchange or convey the Trust Interest held by it shall submit to the Transfer Agent and Registrar, a duly endorsed assignment and the appropriate transfer fee. The transfer fee will be an amount that is ordinary and customary. In addition, the transferor will also have to comply with any reasonable restrictions placed on the transfer of Trust Interests by the Liquidating Trustee to ensure compliance with any state or federal securities laws, investment company laws or any similar laws regulating such transfers. Moreover, if any tax or governmental charge is imposed on any transfer of a Trust Interest, the Liquidating Trustee shall require payment of a sum sufficient to cover such charge from the transferor.


     No transfer shall be effected until, and the transferee shall succeed to the rights of a holder of a Trust Interest only upon final acceptance and registration of the transfer by the Transfer Agent and Registrar in the appropriate records. Prior to the registration of any transfer by holders of Trust Interests, the Liquidating Trustee shall treat the person in whose name the Trust Interest is registered as its owner for all purposes, and the Liquidating Trustee shall not be affected by notice to the contrary. In addition, until the registration of any transfer by holders of Trust Interests, the proposed transferee shall have no rights under the Plan or the Trust Agreement.


     The Trust Interests will be held in book-entry form meaning that each holder's name is contained in a register to be maintained by the Transfer Agent and Registrar with a notation indicating the fractional interest of Net Distributable Cash that each holder is entitled. No holder of a Trust Interest will receive a certificate representing the Trust Interests unless the Trust determines that such Trust Interests should be represented by certificates.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Plan provides that from and after January 22, 2001, the Trust will indemnify and hold harmless, among others, the Liquidating Trustee, the Liquidating Trust Board, all of the respective professional advisors, attorneys, consultants, or agents of, among others, the Liquidating Trustee and the Liquidating Trust Board and all of the members or former members, agents, employees, representatives, financial advisors, attorneys, consultants, affiliates, successors or assigns of, among others, the parties identified above (collectively, the "INDEMNIFIED PARTIES") from against any and all liabilities, obligations, losses, claims, or expenses (including legal fees and expenses), of any kind and nature whatsoever (each, an "INDEMNITY CLAIM") which may at any time be imposed on or asserted against or otherwise incurred by any Indemnified Party in connection with the Chapter 11 cases of the Debtors (the "CHAPTER 11 CASES"), preparation for the Chapter 11 Cases, any settlement related to the Chapter 11 Cases, the negotiation and execution of the Plan, the negotiation and pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, EXCEPT FOR such Indemnified Party's acts or omissions constituting willful misconduct, as finally determined by a court of competent jurisdiction. In each instance where there is an Indemnity Claim or potential Indemnity Claim for which any Indemnified Party is or may be entitled to seek indemnification, the Indemnified Party must notify the Liquidating Trustee in writing of such Indemnity Claim and shall furnish to the Liquidating Trustee copies of all notices, service of process, pleadings and other pertinent written communications from the party asserting such Indemnity Claim. The Trust will promptly advance any legal fees and expenses incurred by an Indemnified Party and reimburse any Indemnity Claim. If an Indemnified Party's actions or omissions are found to constitute willful misconduct, as finally determined by a court of competent jurisdiction, any funds transferred by the Trust to such Indemnified Party in connection with the related Indemnity Claim shall be promptly reimbursed. Any Indemnified Party may in its sole discretion retain its choice of legal counsel in connection with any Indemnity Claim. No former officer, director, employee, agent or insider of the Debtors or the Non-Debtor Affiliates is indemnified for any of their actions or omissions prior to the Petition Date, except to the extent set forth in the Plan.


     In addition, the Trust maintains a professional liability, directors and officers liability and corporate reimbursement policy, insuring the Liquidating Trustee, the members of the Liquidating Trust Board and certain other persons related to the Trust against certain claims.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


     The financial statements of the Trust filed with this Registration Statement are attached.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements.


     The financial statements of the Trust filed with this Registration Statement are attached.


     (b)  Exhibits

                                INDEX TO EXHIBITS

     The following exhibits are filed with this Registration Statement:

EXHIBIT 2.1* First Amended Joint Liquidating Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code

EXHIBIT 2.2* Order Confirming First Amended Joint Liquidating Plan of Reorganization

EXHIBIT 3.1*        Liquidating Trust Agreement, dated as of January 22, 2001

EXHIBIT 10.1*       Trustee Compensation Agreement, dated as of January 22, 2001

EXHIBIT 10.2*       Form of Board Compensation Agreement

EXHIBIT 10.3*       Form of Amendment to Board Compensation Agreement

EXHIBIT 21.1* Articles of Organization of New Asset Subsidiary, LLC, dated as of January 22, 2001

EXHIBIT 21.2* Operating Agreement of New Asset Subsidiary, LLC, dated as of January 22, 2001

----------
*    Previously filed with Form 10 on May 1, 2002.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        BFA LIQUIDATION TRUST




Date: September 6, 2002                 By: /s/ Clifton R. Jessup, Jr.

                                        Name: Clifton R. Jessup, Jr.

                                        Title: Liquidating Trustee

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES

Report of Independent Accountants............................................F-1

Consolidated Statement of Net Assets in Liquidation as of
  December 31, 2001..........................................................F-2

Consolidated Statement of Changes in Net Assets in Liquidation
  January 22, 2001 (Inception) to December 31, 2001..........................F-3

Notes to Consolidated Financial Statements
  December 31, 2001..........................................................F-4

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Liquidating Trustee, Board of Directors and holders of the beneficial interests of the BFA Liquidation Trust:

We have audited the consolidated statement of net assets in liquidation of BFA Liquidation Trust and its subsidiaries as of December 31, 2001, and the related statement of changes in net assets in liquidation for the period from January 22, 2001 (Inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, these financial statements have been prepared on the liquidation basis of accounting.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation of BFA Liquidation Trust and its subsidiaries at December 31, 2001, and the changes in net assets in liquidation for the period from January 22, 2001 (Inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America applied on the basis described in the preceding paragraph.

As described in Note 1, these financial statements have been prepared on the liquidation basis of accounting, which requires management to make significant assumptions and estimates regarding the fair value of assets, the resolution of disputed claims, the estimate of liquidating costs to be incurred, and the resolution and valuation of current and potential litigation the trust is pursuing against certain parties. Because of the inherent uncertainty related to these estimates and assumptions, there will likely be differences between these estimates and the actual results and those differences may be material.


/s/ PricewaterhouseCoopers, LLP
-------------------------------------
PricewaterhouseCoopers, LLP
Phoenix, Arizona

April 29, 2002, except for Note 15,
as to which the date is August 30, 2002

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION AS OF
                               DECEMBER 31, 2001


                 ASSETS IN LIQUIDATION AT ESTIMATED FAIR VALUE:
Cash and cash equivalents (note 2)                                            $  1,027,598
Receivables, net (note 3)                                                       73,877,916
Other trust assets, net (note 4)                                                57,479,167
Restricted cash and cash equivalents (note 5)                                    5,214,453
Fair value of expected cash flows from settlement (note 6)                      19,800,000
                                                                              ------------

       TOTAL ASSETS                                                            157,399,134
                                                                              ------------

                           LIABILITIES IN LIQUIDATION:

Payables and accrued liabilities (note 7)                                        9,017,702
Notes payable (note 8)                                                           6,995,339
Estimated costs to complete liquidation and litigation (note 9)                 12,405,130
                                                                              ------------
       TOTAL LIABILITIES                                                        28,418,171
                                                                              ------------

Commitments and contingencies (note 12)

       NET ASSETS IN LIQUIDATION                                              $128,980,963
                                                                              ============

CLAIMS AGAINST NET ASSETS IN LIQUIDATION CONSIST
  OF THE FOLLOWING:
    Class "3A" Beneficial Interests, 448,213,228 units outstanding            $111,823,670
    Class "3B" Beneficial Interests, 137,176,571 units outstanding              17,157,293
                                                                              ------------
                                                                              $128,980,963
                                                                              ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES
         CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION
               JANUARY 22, 2001 (INCEPTION) TO DECEMBER 31, 2001

                      VALUE INCEPTION TO DECEMBER 31, 2001

Initial contribution on January 22, 2001                          $ 171,414,559

Interest on notes receivable                                          7,409,609

Interest on notes payable                                              (951,951)

Changes in fair value of other trust assets (notes 4 and 10)         (1,645,664)

Changes in fair value of costs to complete liquidation (note 9)        (165,594)

Distributions to holders of Class 3A and 3B
  beneficial interests (note 11)                                    (47,079,996)

                                                                  -------------
NET ASSETS IN LIQUIDATION, DECEMBER 31, 2001                      $ 128,980,963
                                                                  =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The BFA Liquidation Trust (the "Trust") was formed pursuant to the "First Amended Joint Liquidating Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code" proposed by the Baptist Foundation of Arizona and related subsidiaries and affiliates (the "DEBTORS"), Official Collateralized Investors' Committee and Official Joint Committee of Unsecured Creditors, relating to Case No. 99-13275 ECF GBN (the "PLAN"), which was confirmed by the Bankruptcy Court for the District of Arizona, by an order entered on December 22, 2000 and became effective on January 22, 2001 ("Effective Date").

The primary purpose of the Trust is to (i) oversee and direct the liquidation of the assets that were transferred to the Trust pursuant to the Plan (the "TRUST ASSETS") for the benefit of the beneficiaries of the Trust (the "BENEFICIARIES") in accordance with Treasury Regulation Section 301.7701-4(d), (ii) prosecute all litigation claims for the benefit of the Trust, and (iii) distribute any proceeds of the litigation and the Trust assets received by the Trust to the Beneficiaries. The Trust is not operated with the objective of continuing or engaging in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the value of the Trust Assets, and consistent with the liquidating purpose of the Trust.

The Liquidating Trustee and the Liquidating Trust Board are overseeing the liquidation of the Trust assets to ensure that such liquidation is conducted in a cost-effective manner and in a reasonable time, with due regard for the risk that undue haste may minimize the liquidation proceeds of a particular Trust asset. The Liquidating Trustee and the Liquidating Trust Board are making ongoing efforts to dispose of the Trust assets, make timely distributions and try to minimize the duration of the Trust. In overseeing the selling of the Trust Assets, or otherwise monetizing them, the Liquidating Trustee and the Liquidating Trust Board are attempting to maximize the amount of the proceeds derived there from. The liquidation of the assets may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise subject to the terms of the Plan.

The Trust is set to terminate on the later of: (i) the date of entry by the Bankruptcy Court of the final decree which fully and finally closes the Chapter 11 Cases (the "FINAL DECREE"); or (ii) the date upon which all of the Trust assets have been distributed to the Beneficiaries and there are no remaining assets expected to be received in the Trust assets, PROVIDED, HOWEVER, that the Trust will terminate no later than the fifth (5th) anniversary of the Effective Date. On or prior to such termination date, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Trust upon a finding by the Bankruptcy Court that the extension is necessary for the liquidating purposes of the Trust. Extensions may be obtained so long as each extension is approved by the Bankruptcy Court six months prior to the expiration of the original term and each extended term.

After the termination of the Trust and for the purpose of liquidating and winding up the affairs of the Trust, the Liquidating Trustee will continue to act as such until its duties have been fully performed. Upon distribution of the entire Trust assets and entry of the final decree and unless ordered otherwise by the Bankruptcy Court as part of the final decree, the Liquidating Trustee will retain for a period of two (2) years the books, records, Beneficiary lists, Securities register, and certificates and other documents and files which will have been delivered to or created by the Liquidating Trustee. Subject to the final decree, at the Liquidating Trustee's discretion, all of such records and documents may, but need not, be destroyed at any time after two (2) years from the completion and winding up of the affairs of the Trust. Except as otherwise specifically provided in the Trust agreement, upon the discharge of all liabilities of the Trust, final distribution of the entire Trust assets and entry of the final decree, the Liquidating Trustee will have no further duties or obligations relating to the Trust.

The Trust has a wholly-owned subsidiary to assist in liquidating the assets, New Asset Subsidiary, LLC, an Arizona limited liability company ("NAS"). NAS was formed on the Effective Date, and the Trust is the sole member of that company. The Trust is able to direct NAS to take any actions that the Liquidating Trustee believes will maximize the value of the assets held by NAS. The Trust transferred substantially all of its assets to NAS, which NAS is currently marketing for sale. NAS is not permitted to sell any assets or take any other action unless so directed by the Trust. Collectively, the Trust and NAS are referred to as the "Trust".

BASIS OF PRESENTATION

These financial statements include the accounts of the Trust and NAS. All intercompany transactions and accounts are eliminated in consolidation. The Trust's investments in certain wholly-owned entities are included in these financial statements at their estimated fair value since the Trust expects to liquidate the investments by selling the entire individual businesses as going concerns.

These financial statements have been prepared based on the liquidation basis of accounting, accordingly assets and liabilities have been recorded at estimated fair values. In accordance with the liquidation basis of accounting, the financial statements reflect the estimated costs of liquidating the assets and distributing the proceeds to holders of beneficial interests.

CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS

The Trust considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Trust maintains balances in various operating and money market accounts in excess of federally insured limits. At December 31, 2001, substantially all cash balances were in excess of federally insured limits. In accordance with the terms of the Liquidating Trust Agreement, all cash balances are invested in "Eligible Institutions" into "Eligible Investments" as defined by the Trust agreement. Restricted cash and cash equivalents represent reserves for disputed claims and other pledged assets.

TRUST ASSETS

The assets of the Trust are carried at estimated fair values determined by discounting, at appropriate risk adjusted discount rates, the Trust's current best estimate of cash flows expected to be realized from the collection, liquidation and disposition of assets held by the Trust. Such assets consist principally of notes receivable, income producing real estate and interests in real estate, interests in partnerships and operating companies and miscellaneous other assets and receivables transferred to the Trust upon the consummation of the Plan. The estimates of the future cash flows from which the asset values of the Trust were derived are made under the direction of the management of the Trust based upon information available and believed to be reliable. These estimates reflect significant judgments regarding assumptions, discount rates, timing of cash flows, market risk and allowable disputed claims. Because of the inherent uncertainty regarding the valuation of these assets there will likely be differences between actual results and the estimated fair values reflected in the accompanying consolidated financial statements and the difference may be material.

In addition to the assets described above, the Trust also holds certain contingent asset claims ("Litigation claims"), such as claims against the former Directors and Officers of BFA, claims against former accountants and other professionals, and judgments and deficiencies related to loans made to former borrowers of the Debtors. Because of the significant uncertainties associated with estimating the probability and timing of cash flows related to these claims, it is not practical to estimate their fair value. There can be no assurance that the Trust will realize any value of such contingent asset claims. However, if realized these contingent asset claims could be material to the Trust (Note 12).

The fair value of Trust assets is reassessed at least quarterly and adjustments to estimated fair values are reflected in the period in which they become known. For each asset, estimates of income, expenses and net cash flow on a quarterly basis through the expected final disposition date are prepared. The individual asset cash flow estimates are developed based upon factors which include appraisals by independent appraisers, physical inspection of the asset or the collateral underlying the related loans, local market conditions, contractual payments and discussions with the relevant borrower.

CONTINGENT LIABILITIES

In addition to the contractual liabilities recorded on the accompanying consolidated financial statements, the Trust also has certain contingent liability claims, such as claims against the Trust for mismanagement of trust assets, breach of fiduciary duty, disputed note obligations, unpaid fees and or other obligations and various other theories and claims. Management does not believe that there will be any future material cash outflows as a result of these claims, thus no amount is included in these accompanying consolidated financial statements. Because of the significant uncertainty associated with the valuation of these contingent liabilities, it is possible that these contingencies could be settled at amounts that differ from the amounts that are reflected in these financial statements and the differences could be material (Note 12).

OTHER LIQUIDATION LIABILITIES

Accounts payable and accrued liabilities are reflected at their estimated settlement amounts which in the opinion of the Trust approximate their fair value.

Notes payable are reported in the accompanying consolidated financial statements at their stated amounts. In the opinion of the Trust these amounts approximate their estimated fair value since the respective interest rates approximate the market rates of interest for similar instruments.

ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The estimated costs to complete liquidation represent the estimated cash costs of operating the Trust through its expected termination on January 21, 2006, discounted using an 8% present value factor. These costs, which include personnel, facilities, Trustee and Board compensation, professional fees, litigation costs and other related costs, are estimated based on various assumptions regarding the number of employees, the use of outside professionals (including attorneys and accountants) and other costs. Litigation costs contain assumptions based on what management expects the likely course of actions will be regarding litigating and or settling certain contingencies (Note 11). Given that there is inherent uncertainty in the estimation process, actual results could be materially different.

INCOME TAXES

For federal income tax purposes, the distribution/transfer of the Debtor's assets to the Trust on the Effective Date is treated as a distribution of these assets directly to the Beneficiaries. Each Beneficiary is deemed as owning a proportionate share of the Trust Assets and has a tax basis in such assets, other than the Litigation Claims and Avoidance Actions equal to such holder's share of the fair market value of such assets at the Effective Date. For tax purposes, any item of income or loss is allocated among the holders. Therefore, no provision has been made for income taxes in the accompanying consolidated financial statements.

USE OF ESTIMATES

Management of the Trust has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Under the liquidation basis of accounting, assets and liabilities have been recorded at their estimated fair values. Given that there is inherent uncertainty in the valuation process, the amounts actually realized or settled could be materially different from those reflected in the accompanying consolidated financial statements.

2.   CASH AND CASH EQUIVALENTS

The Trust maintains balances in various operating and money market accounts in excess of federally insured limits. Cash and cash equivalents were $1,027,598 at December 31, 2001.

3.   RECEIVABLES, NET

Receivables primarily consist of a $68 million note receivable from Shea Homes, Inc. collateralized by a 7,000 acre master planned community, and other receivables relating to land contracts, notes receivable and various other commercial receivables.

The following is a summary of gross cash flows and related valuation at December 31, 2001:

     Total gross future cash flows from notes receivable           $167,220,475
     Collectibility discount                                        (77,161,296)
     Present value discount (8-9%)                                  (16,181,263)
                                                                   -------------
     Net receivables                                               $  73,877,916
                                                                   =============

Some of the debtors are in default on their contractual obligations to the Trust. At this time management does not expect to receive future cash flows related to receivables in default and thus no amount is included in the above stated receivable amount. The Trust is aggressively pursuing collection of these debts by various means including, but not limited to, foreclosure and litigation and recoveries from these actions, if any, could be material.

The Trust has a note receivable and a note payable with the same third party legal entity. The note payable is collateralized by the note receivable. Management believes the fair value of the notes receivable are equal to the fair value of the notes payable, and such amounts are offset, resulting in no amount being recorded in the accompanying consolidated financial statements (see note
8).

4.   OTHER TRUST ASSETS

The other trust assets are carried at estimated fair values which are the result of discounting, at appropriate discount rates, the currently estimated cash flows projected to be realized from the collection, liquidation and disposition. These valuations include appraisals by independent appraisers of the liquidation value of some assets. These values do not represent the full future cash flow values expected from the sale or operations of these assets due to the discounting of respective cash flows. Such assets consist principally of income producing real estate and interests in real estate, interests in partnerships and operating companies, and miscellaneous other assets transferred to the Trust upon the consummation of the Plan.

At December 31, 2001, other trust assets consist of the following:

     Real estate assets and partnerships, net                 $ 58,368,035
     Investments in other operating companies, net              11,494,171
     Other assets, net                                             379,322
                                                              ------------

     Future value of other trust assets                         70,241,528

     Present value discount (15%)                              (12,762,361)
                                                              ------------

     Other trust asset value at December 31, 2001             $ 57,479,167
                                                              ============

Real estate assets and partnership interests consist of the following:

     * Newland TFC LLC, a series of five distinct residential communities in California in which the Trust has invested along with Newland and with CalPERS in the Cal Land Partnership. In each of the communities, the Cal Land Partnership is selling lots to builders.

     * StillWaters, a 2,200-acre resort community, situated on Lake Martin in Dadeville, Alabama. It offers 36 holes of golf, a golf clubhouse with a restaurant for casual dining, a marina, hiking trails and a lakeside conference center with a restaurant for an upscale casual dining experience. StillWaters offers golf course lots with upscale homes, executive cottages, cabins, condominiums and undeveloped commercial and residential real estate.

     * Bloomington Buildings, two industrial grade buildings located in Bloomington, Indiana, which are part of the Bloomington Industrial Center. Building 3 offers 450,000 sq. ft., and Building 4 offers 630,000 sq. ft. for a total of approximately 1,080,000 sq. ft. of industrial lease space.

     * Various other real estate assets including approximately 13,000 acres of raw land, commercial buildings and commercial land and ground leases.

Investments in other non-public operating companies consist of ownership in a venture capital fund and controlling interests in various other operating companies including an interest in an alarm company and a copier company.

Other assets consist principally of prepaid expenses, long-term certificates of deposit and property, plant and equipment.

5.   RESTRICTED CASH AND CASH EQUIVALENTS

Restricted cash and cash equivalents of $5,214,453 consist of reserves for disputed claims, and pledged assets. Reserves for disputed claims consist of cash reserves for possible distributions for disputed obligations arising from proof of claim issues not currently recorded as liabilities on the Trust balance sheet (Note 11). Pledged assets are cash equivalents held as collateral for non-Trust debt obligations as follows:

     1) Approximately $1 million mutual fund investment held as collateral for a non-Trust related institution's debt entered into before the Debtor's bankruptcy filing.

     2) Approximately $232,000 in certificates of the deposit pledged as collateral for letters of credit on behalf of one of the operating companies wholly owned by the Trust.

     3) Approximately $93,000 in a certificate of deposit is pledged as collateral for a lease agreement between the Trust and landlord (see note 13).

6.   FAIR VALUE OF EXPECTED CASH FLOWS FROM SETTLEMENT

Settlement proceeds consist of gross proceeds of $21.0 million from the Jennings, Strouss and Salmon settlement currently held in escrow, net of any contingent legal fees of approximately $1,200,000. Because of the significant uncertainty associated with this contingent settlement, it is possible that the amount ultimately realized could differ from the amount that is reflected in the accompanying consolidated financial statements and the difference could be material (Note 12).

7.   PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities of $9,017,702 consist of the following at December 31, 2001:

     * Accrued expenses consist of approximately $2.7 million of expenses accrued for trade vendors, outside professionals, including litigation attorneys and experts.

     * Obligations to Class 5 and 6 creditors of approximately $6.3 million representing undisputed general unsecured claims.

8.   NOTES PAYABLE

The following is a summary of notes payable to third parties:

Gross Notes payable of approximately $7.7 million, including interest of approximately $2.0 million, to various creditors collateralized by the Shea Homes note receivable, with payment terms including semi-annual interest only payment, annual interest only payments and annual principal and interest payments, with interest rates ranging from 6.75% to 9%. Due at various dates ranging from June 26, 2005 to May 12, 2008.

Gross Notes payable of approximately $1.6 million, including interest of approximately $400,000, to various creditors collateralized by real estate, with payment terms including monthly interest only payments and monthly principal and interest payments, with interest rates ranging from 7% to 12%. Due at various dates ranging from June 1, 2002 to October 31, 2008.

Gross Notes payable of approximately $32,000, including interest of approximately $10,000, to various creditors collateralized by various notes receivable, with monthly principal and interest payments and interest rates ranging from 7.5% to 8.75%. Due at various dates ranging from March 1, 2007 to July 25, 2007.

At December 31, 2001, aggregate debt maturities including interest were as follows:

                                             2002        $ 1,049,386
                                             2003            493,228
                                             2004            493,228
                                             2005          3,837,589
                                             2006          1,264,386
                                       Thereafter          2,249,602
                                                         -----------

                                                           9,387,419
              Less present value discount (7-12%)         (2,392,080)
                                                         -----------
              Notes payable                              $ 6,995,339
                                                         ===========

The Trust has a note receivable and a note payable with the same third party legal entity. The note payable is collateralized by the note receivable. Management believes the fair value of the notes receivable are equal to the fair value of the notes payable, and such amounts are offset, resulting in no amount being recorded in the accompanying consolidated financial statements (Note 3).

9.   ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The  estimated  costs to complete  liquidation  and  litigation  of  $12,405,130 represent the estimated costs of operating the Trust through its expected termination on January 21, 2006, discounted using an 8% present value factor. These costs, which include personnel, facilities, Trustee and Board compensation, professional fees and litigation costs, are estimated based on various assumptions regarding the number of employees, the use of outside professionals (including attorneys and accountants) and other matters. Litigation costs contain assumptions based on what management expects the likely course of actions will be regarding litigating and or settling certain contingencies (Note 12). Given that there is inherent uncertainty in the estimation process, actual results could be materially different. Approximately $7.4 million of costs were paid or accrued during 2001; these costs had a present value of approximately $7.2 million.

The following is a break out of estimated costs to complete liquidation and litigation:

     Estimated cost to complete liquidation                     $ 7,727,442
     Estimated cost to complete litigation                        4,677,688
                                                                -----------
     Total                                                      $12,405,130
                                                                ===========

10.  CHANGES IN OTHER TRUST ASSETS

During 2001, the Trust sold the following assets:

     * On January 22, 2001 the Trust sold the stock of Foundation Administrative Services (FAS) to Shea Homes. FAS is the owner of 7,000 acres of property in Maricopa County located south of Lake Pleasant and commonly referred to as the Pleasant Point property. The stock of FAS was sold for $85 million, including $17 million in cash and a note in the amount of $68 million. The terms of the note include a 4 year maturity with an interest rate equal to prime + 2% annual, in no event less than 9.0%, with quarterly interest payments and principal payments as specified in the note.

     * As of January 22, 2001, the Trust owned 881,269 shares of New Century stock, which was sold at various times during 2001 on the New York Stock Exchange resulting in gross proceeds of approximately $9.0 million.

     * Kilohana Waikoloa, a residential subdivision located on the Big Island of Hawaii, was sold in July 2001 for approximately $3.8 million. The Trust took back a note for $1.25 million on the sale with the remainder being paid in cash. The terms of the note include a 4 year maturity with an interest rate of prime + 1%, with quarterly interest payments. Cash proceeds of $1.9 million from the sale were used to payoff secured debtors.

     * Sunrise Business Park lot was sold in April 2001 for $1.9 million in cash. Cash proceeds of $135,000 from the sale were used to payoff secured debtors.

     * Saddle Mountain RV Park, a 350 acre RV and manufactured home park in Tonopah, Arizona including a 125,000 square foot dormitory, was sold in August of 2001 for approximately $1.2 million cash. Cash proceeds of $88,000 from the sale were used to payoff secured debtors.

     * Rancho Vistoso, a master-planned residential community in Oro Valley, Arizona, has been selling lots throughout 2001 resulting in gross proceeds of approximately $1.4 million.

     * Westside property and land contracts consist of actual ownership of and/or land contracts secured by land west of Phoenix, Arizona. During 2001 a portion of the lots owned were sold for cash of approximately $1.1 million. Also during 2001 the majority of notes receivables were sold for cash of approximately $2.3 million.

     * The Trust sold various parcels, buildings and lots of several developments during 2001. Lots were sold at Chandler Commerce Center, Park at Juniper Ridge, ASC San Antonio, Show Low Country Club and Walnut Ridge. In addition various individual parcels and buildings were sold, including church sites, Santa Fe Trail Ranch, Tres Realty Building, Westdale Shopping Center and other assets. The Trust received gross proceeds from these sales of approximately $4.0 million.


11.  DISTRIBUTIONS

Under the terms of the Plan, the Trust makes quarterly distributions to Beneficiaries after providing for certain reserves and expenses.

DISTRIBUTIONS TO TRUST BENEFICIARIES. Each holder of Class 3A or Class 3B claims ("Investors") received an uncertificated, beneficial interest in the Trust, which entitles the Investor to receive cash distributions from the Trust based upon the orderly liquidation of all of the Trust assets and the recoveries, if any, from litigation against potentially responsible third parties. All Investors will share, on a pro rata basis, the first $80,000,000 in proceeds from the liquidation of the Trust assets after payment to other Creditors with a greater payment priority. All proceeds from the liquidation of the Trust assets in excess of $80,000,000 up to and including $160,000,000, will be distributed on a pro rata basis between 3B investors and 3A investors; however, the 3A investors will receive a collateralized investor premium of $13,200,000. All proceeds from the liquidation of the Trust assets in excess of $160,000,000 will be distributed on a pro rata basis between 3A investors and 3B investors. Recoveries, if any, from the litigation against potentially responsible parties will be distributed to all Investors on a pro rata basis. The Class 3A and Class 3B net asset value on the balance sheet has been calculated based on the above distribution requirements. Distributions to Class 3A and Class 3B beneficial interests amounted to $36,063,277 and $11,016,719, respectively for the period ended December 31, 2001.

Cash distributions are reported net of any distributions that were voided or returned to the Trust.

SOURCES OF DISTRIBUTIONS. Distributions to the creditors and Beneficiaries of the Trust will come from the sale of the Trust Assets. However, some distributions may come from "AVOIDANCE ACTIONS." Avoidance Actions are lawsuits filed by the Trust against specific creditors who received money that the Court determines is part of the Trust's estate. The Court will order these creditors to return that money to the Trust for distribution to all Creditors. Essentially, the goal is to ensure that all Creditors receive fair and equitable treatment and that specific Creditors were not treated more favorably than others prior to or during the Trust's Chapter 11 cases. The Trust is unable to estimate the proceeds from avoidance actions, if any, that will be received in respect of the Avoidance Actions because the Avoidance Actions have not been prosecuted by the Trust or resolved by the Court.

In addition to the Avoidance Actions, Investors may also receive proceeds from the significant "LITIGATION CLAIMS" that the Trust has against certain third parties potentially responsible for the failure of BFA, including potential claims against BFA's former accounting and law firms. However, due to the variety of factors that may affect any litigation case, the Trust is unable to estimate the probability of success or the eventual recoveries, if any that may be received by Investors. Most of the claims by the Trust are against the same parties that the Investors are pursuing in the class action litigation pending before the Maricopa County Superior Court in Phoenix, Arizona. Under the Plan, BFA and it affiliates were dissolved and no longer exist. The litigation claims of the BFA against potentially responsible third parties have been assigned to, and are being prosecuted by, the Trust. Under the Plan, each Investor received an uncertificated beneficial interest in the Trust, entitling Investors to share in any recoveries resulting from such litigation. The recoveries from any litigation (net of any expenses incurred in prosecuting the Litigation Claims) will be disbursed directly to Investors, and the funds cannot be co-mingled with other funds from the orderly liquidation of assets by the Trust. In addition, those Investors that hold IRAs or who are beneficiaries of trusts will receive an additional uncertificated, beneficial interest in the Trust, entitling them to receive litigation recoveries relating to breaches of fiduciary obligations associated with these accounts and trusts. The litigation by the Trust is under the control of the Liquidating Trustee and subject to supervision by the Liquidating Trust Board.

DISTRIBUTION TO OTHER CREDITORS. Class 6 is the "CONVENIENCE CLASS" and consists of the general unsecured Creditor's claims that are in an amount of $5,000 or less, or any claim greater than $5,000 that is voluntarily reduced by the holder of such claim to $5,000. Class 5 contains all other general unsecured creditors. Most of these general unsecured creditors conducted business with subsidiaries of BFA.

Under the Plan, the general unsecured creditors in Class 5 received an uncertificated, beneficial interest in the Trust, entitling them to their pro rata share of 10% of the net proceeds from such liquidation and 10% of the net proceeds from the Avoidance Actions until they are paid their respective allowed amount. If the Class 5 claims are not paid in full in accordance with the Plan by the end of the two-year period commencing January 22, 2001, the holders of the Class 5 claims will be entitled to 100% of the liquidation proceeds from the sale of the Trust Assets until such holders are paid in full in accordance with the Plan.

12.  COMMITMENTS AND CONTINGENCIES

CONTINGENT LIABILITIES

The Trust is involved in various legal proceedings. A number of creditors filed proofs of claims in the Debtors' bankruptcy proceedings in the aggregate amount of approximately $57.2 million that were initially objected to by the Debtors on various grounds including, but not limited to, counter claims the Trust has against these creditors. On the Effective Date, the Trust assumed the Debtors' rights to pursue the objections against such claims. All of these disputes are pending in the Bankruptcy Court. In the opinion of the management of the Trust, the allowance of any of the following disputed claims may have a material adverse impact on the financial condition, resulting in higher than recorded liabilities and decreased net assets in liquidation. These claims consisted of the following:

     (a) CLAIM OF COOK CHARITABLE TRUST. On March 31, 2000, Cook Charitable Trust, through its current trustee, Mitchell C. Laird, filed a proof of claim alleging that BFA abused its discretion and breached its fiduciary duty when it served as trustee of the Cook Charitable Trust and claiming damages of $2 million. Management does not believe that it is likely that any future cash outflows will result from this claim, therefore no liability has been accrued.

     (b) CLAIMS OF HOOVER PARTIES. On March 19, 2000, March 29-31, 2000 and May 22, 2000, Dwain Hoover and Beva Hoover, together with certain of their relatives and entities controlled by them, including D. Hoover & Associates Investments, Inc., The Hoover Family Charitable Trust, The Dwain & Beva Hoover Charitable Trust II, SLS Trust, CRM Holdings, and United Development Inc., filed fourteen proofs of claim aggregating over $16 million based on a number of theories. The most significant claims are (i) a claim in the approximate amount of $278,000 alleging that officers of BFA made an oral promise to repurchase certain real property; (ii) a claim in the approximate amount of $14.2 million alleging note obligations between New Church Ventures Credit Corporation and D. Hoover & Associates Investments, Inc; (iii) claims in the approximate amount of $328,000 based on IRA account investments; (iv) a claim by The Hoover Family Charitable Trust in the approximate amount of $580,000 based on the alleged conversion of trust property; and (v) a claim by The Dwain & Beva Hoover Charitable Trust II in the approximate amount of $680,000 based on the alleged conversion of trust property. The Trust has objected to these claims on various grounds and has counterclaims against Hoover for his role at Baptist Foundation of Arizona. Currently, the Trust has a case pending against Hoover. No court date has been set for trial, but the Trust was able to get a preliminary injunction freezing $9.0 million that Hoover was to receive by way of his settlement with a third party. The Trust and Hoover entered into mediation in 2002 that has not resulted in any settlement to date. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

     (c) CLAIMS OF ARIZONA BAPTIST RETIREMENT CENTERS, INC. AND RELATED PARTIES. On March 20, 2000 Arizona Baptist Retirement Centers, Inc. ("ABRC") filed five proofs of claim and Arizona Baptist Management Services, Inc. ("ABMS"), a wholly owned subsidiary of ABRC, filed a proof of claim against BFA subsidiary MCF Corporation. The first proof of claim filed by ABRC alleged a secured claim in the approximate amount of $1.6 million based on a secured promissory note. The second ABRC proof of claim alleged an unsecured claim in the amount of $50,000 based on a promissory note. The third ABRC proof of claim alleged an unsecured claim in the approximate amount of $864,000 based on ABRC's status as guarantor of one of the Debtors' outstanding obligations. The fourth ABRC proof of claim in dispute is a claim in the approximate amount of $763,000 based on ABRC's beneficial interest in the Harold Friend Charitable Trust II. The final ABRC proof of claim is an unsecured claim in the amount of $2.5 million approximately based on ABRC's beneficial interest in various trusts and endowments. ABMS' proof of claim alleged a claim in the amount of $163,000 based on two promissory notes. The Trust has objected to these claims on various grounds and has counter claims against ABRC. In April 2002, the Trust entered into a Compromise and Settlement Agreement with ABRC, which provides for the release of $3.9 million in claims filed by ABRC and ABMS and allows ABRC to retain claims based on its beneficial interest in certain trusts and endowments. The amount  owed to such  trusts  and  endowments  by the  Trust  is $1.04 million. The $1.04 million is included in the Class 3A and 3B beneficial interests in the accompanying consolidated financial statements.

     (d) CLAIM OF ARIZONA SOUTHERN BAPTIST CONVENTION. On March 31, 2000 the Arizona Southern Baptist Convention ("ASBC") filed a proof of claim in the approximate amount of $1 million plus an unknown amount based on its alleged beneficial interest in various trusts or endowments for which BFA or one of its affiliates served as trustee. Further, the proof of claim seeks to have the court transfer BFA's beneficial interest in the trusts to ASBC. The Trust has objected to this claim on various grounds and has counterclaims against ASBC. No trial has been commenced. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

     (e) CLAIM OF ARIZONA STATE MISSION BOARD, INC. On March 31, 2000, Arizona State Mission Board, Inc. ("ASMB") filed a proof of claim in the approximate amount of $1.45 million plus an unknown amount based on its alleged beneficial interest in various trusts or endowments for which BFA or one of its affiliates served as trustee. ASMB also seeks to have the court transfer BFA's beneficial interest in the trusts, which is now held by the Trust, to ASMB. The Trust has objected to this claim on various grounds and has counter claims of action against ASMB. No trial has been commenced. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.


     (f) CLAIM OF ARIZONA BAPTIST CHILDREN'S SERVICES, INC. On March 31, 2000, Arizona Baptist Children's Services, Inc. ("ABCS") filed a proof of claim in the approximate amount of $2.3 million plus an unknown amount based on its alleged beneficial interest in various trust or endowments for which BFA or one of its affiliates served as trustee. ABCS also seeks to have the court transfer BFA's beneficial interest in the trusts, which is now held by the Trust, to ABCS. The Trust has objected to this claim on various grounds and has counter claims of action against ABCS. No settlement discussions have started nor has any trial been commenced. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.


     (g) CLAIM OF COYOTE LAKES HOMEOWNERS ASSOCIATION. Coyote Lakes Homeowners Association ("CLHA") manages the Coyote Lakes Development that was constructed by Coyote Lakes Joint Venture. Foundation Development Corporation, a Debtor, was a member of the Coyote Lakes Joint Venture. On March 27, 2000, CLHA filed a proof of claim in the approximate amount of $3 million plus a "future contingent claim" in an unspecified amount based on alleged under funding of a reserve account and improper homeowners assessments. The Trust has objected to this claim on various grounds and is pursuing discussions with CLHA in regards to settlement of this claim. Management does not believe that it is likely that any material future cash outflows will result from these claims.


     (h) CLAIM OF HAROLD FRIEND AND RELATED PARTIES ("FRIEND"). On March 31, 2000 Harold Friend and several entities controlled by him including Export Tyre Holding Company, Stockbridge holding Company, Stockbridge Realty Investors--Arizona, Inc., Property Consultants, Inc. and HMR, Inc. filed a proof of claim in the approximate amount of $16.5 million plus unliquidated amounts based on a number of theories. The most significant claim is one for unpaid fees and commissions; both earned and projected to be earned, in the approximate amount of $14.88 million. The Trust has objected to these claims on various grounds and has counter claims of action against Friend for his role at Baptist Foundation of Arizona. The Trust and Friend entered into mediation in 2002 that has not resulted in any settlement. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.


     (i) CLAIM OF GRAND CANYON UNIVERSITY. On March 31, 2000, Grand Canyon University ("GCU") filed a proof of claim seeking payment of approximately $3.2 million for various unsecured investments held by BFA, approximately $3.67 million for the balance due under a note and deed of trust executed by Cora Properties, Inc. (the "CORA NOTE") and a quarterly $24,425 annuity payment for which BFA is primarily obligated and GCU is the guarantor. The Trust has objected to the $3.2 million claim and the $24,425 quarterly annuity claim on various grounds and is pursuing discussions with GCU in regards to settlement of these claims. The claim related to the Cora Note has since been resolved and the liability of approximately $3.4 million has been included in notes payable in the accompanying consolidated financial statements at December 31, 2001. Management does not believe that it is likely that any future cash outflows will result from the $3.2 million claim and the $24,425 quarterly annuity claim, therefore no liability has been accrued.

     (j) Various other claims were filed by unsecured creditors seeking compensation. These claims individually total less than $1.0 million, but aggregately total approximately $2.1 million. The Trust has objected to these claims on various grounds. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

CONTINGENT ASSETS

The Trust engaged in litigation with Arthur Andersen, LLP ("AA") regarding AA's audits of some of the Debtor entities prior to bankruptcy. The majority of litigation costs relate specifically to the prosecution of the Trust's case against AA. No amount has been included on the accompanying consolidated financial statements regarding potential litigation proceeds from this matter. The Trust's claims against AA may be jeopardized if AA seeks bankruptcy protection. Because of the significant uncertainties associated with estimating the probability and timing of cash flows related to these claims, it is not practical to estimate their fair value. As a result, there can be no assurance that there will ever be any material collections realized from such contingent asset claims. It should be noted that these contingent asset claims could eventually be material to the Trust if realized. See note 15 for further discussions of activities in 2002.

The Trust engaged in litigation with Del Webb Communities and Del Webb Corporation (collectively "Webb") concerning the amount payable to Webb on an option agreement for purchase of property known as Pleasant Point. The amount in dispute is $2.1 million, which is currently being held in an interest bearing account. The Trust is aggressively prosecuting this claim against Webb. The cash or the claim for the cash of $2.1 million is not included in the accompanying consolidated financial statements since management is unable to assess the probability of ultimately receiving the proceeds.

The Trust engaged in mediation with Jennings, Strouss and Salmon ("JSS") regarding JSS' liability as attorneys for the Debtors prior to bankruptcy. A settlement fund of $21.0 million has been deposited into an interest bearing account held for the benefit of the Trust, but is contingent on approval by the Trust Board of Directors, the Maricopa County Superior Court, the Bankruptcy Court, and the outcome of litigation against AA and other culpable parties responsible for the bankruptcy of the Debtors. This amount has been included in the accompanying consolidated financial statements, net of contingent legal fees of approximately $1,200,000 (note 6). Because of the significant uncertainty associated with the valuation of this trust asset, it is possible that the amount ultimately realized could be materially less than the amount reflected in the accompanying consolidated financial statements.

The Trust has also engaged in litigation or settlement discussions with various parties considered by Trust management as culpable parties regarding the failure of BFA which include but may not be limited to BFA's former officers, directors, and other insiders such as Harold Friend and Dwain Hoover and entities under their control. No amount has been included in the accompanying consolidated financial statements related to potential proceeds from these matters since management is unable to assess the probability of receiving proceeds from these actions.

Because of the significant uncertainty associated with the valuation of contingent assets, it is likely that the amounts ultimately realized could differ from the amounts that are actually reflected in the accompanying consolidated financial statements and the differences could be material.

13.  LEASES

The Trust entered into certain lease obligations to carry out the purpose of the Trust as discussed in Note 1. These operation lease obligations call for approximate payment of $20,600 monthly for 2002 and $600 monthly payment in 2003. It may be necessary for the Trust to renew or commit to future lease obligations to continue to carry out the activities of the Trust until the Trust is terminated. The estimated rental payments are included in estimated costs to complete liquidation and litigation.

14.  CASH RECEIPTS AND DISBURSEMENTS

From January 22, 2001 (inception) to December 31, 2001, the Trust received net cash proceeds from sales of assets, note receivable collections and operations of approximately $50.7 million consisting of the following:

     Principal and interest received from notes receivable          $  7,400,000
     Cash flows from other trust assets                               43,300,000
                                                                    ------------
     Total                                                          $ 50,700,000
                                                                    ============

Conversely, the Trust paid out to various creditors approximately $60.6 million, as follows:

     Trust operations                                               $  4,400,000
     Litigation costs                                                  3,000,000
     Principal and interest payments on collateralized
       notes payable                                                   3,500,000
     Distributions to Class 3A & 3B                                   45,700,000
     Cash reserves for disputed claims                                 4,000,000
                                                                    ------------
     Total                                                          $ 60,600,000
                                                                    ============

15.  SUBSEQUENT EVENTS


On May 6, 2002, the Trust, lead plaintiffs in the class action lawsuit and the Arizona Attorney General announced that they had tentatively agreed to settle their claims against AA for the sum of $217 million and that AA had made an initial payment of $10.68 million net of State of Arizona legal costs. AA's insurance company paid the balance of the $217 million settlement on June 5, 2002 to an interest bearing joint escrow account.

On July 12, 2002, a joint hearing was held by the United States Bankruptcy Court and the Superior Court for the State of Arizona to approve the global settlement with AA. At the hearing, the Bankruptcy Court approved the AA settlement and shortly thereafter, the Superior Court gave interim approval of the AA settlement and of the notice to go to class members. Since that time, Dwain Hoover has appealed the Bankruptcy Court approval of the AA settlement and Verde Baptist Church has appealed the interim approval of the AA settlement by the State Superior Court. Verde Baptist Church attempted to obtain a stay to prevent further action in connection with the final approval in the State Court. This stay was denied by the State Court on August 15, 2002. On August 28, 2002, Verde Baptist Church filed another Request for Stay of Proceedings in the Court of Appeals, State of Arizona, Division One. On approximately August 30, 2002, this stay was denied.


In January 2002, Shea Homes made their annual lot takedown payment on the $68 million note payable to the Trust, which approximated $7 million.


On May 28, 2002, the Trust settled its claims from ABRC (see note 12(c)). These claims were settled for a net cash payment to ABRC of approximately $45,000.

On June 3, 2002, the Trust settled its claims from CLHA (see note 12(g)). These claims were settled for a net cash payment to CLHA of approximately $60,000.

On June 25, 2002, the Trust settled a lawsuit with Del Webb Corporation. This lawsuit had sequestered approximately $2.2 million in disputed funds. The terms of the settlement enabled the Trust to receive net funds of approximately $1.7 million of the disputed funds.

              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES

Unaudited Consolidated Statement of Net Assets in Liquidation as of
  June 30, 2002................................................................i

Unaudited Consolidated Statements of Changes in Net Assets in Liquidation
  January 1, 2002 to June 30, 2002 and
  January 22, 2001 (inception) to June 30, 2001...............................ii

Notes to Unaudited Consolidated Financial Statements
  June 30, 2002..............................................................iii

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
                                   (Unaudited)

                  ASSETS IN LIQUIDATION AT ESTIMATED FAIR VALUE
Cash and cash equivalents                                                $    766,194
Receivables, net (note 2)                                                  66,036,284
Other trust assets, net (notes 3 and 7)                                    51,043,697
Restricted cash and cash equivalents                                        3,626,467
Fair value of expected cashflows from settlements (note 4)                194,966,010
                                                                         ------------
     TOTAL ASSETS                                                         316,438,652
                                                                         ------------

                           LIABILITIES IN LIQUIDATION:
Payables and accrued liabilities                                            4,314,141
Notes payable (note 5)                                                      6,534,703
Estimated costs to complete liquidation (note 6)                            7,734,014
Settlement liability (note 8)                                             169,960,000
                                                                         ------------
     TOTAL LIABILITIES                                                    188,542,858
                                                                         ------------

Commitments and contingencies (note 9)

     NET ASSETS IN LIQUIDATION                                           $127,895,794
                                                                         ============

CLAIMS AGAINST NET ASSETS IN LIQUIDATION CONSIST OF THE FOLLOWING:
  Class "3A" Certificate, 448,213,228 units outstanding                   110,991,964
  Class "3B" Certificate, 137,176,571 units outstanding                    16,903,830
                                                                         ------------
       TOTAL NET ASSET VALUE                                             $127,895,794
                                                                         ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION
                                   (Unaudited)

                                                                          January 22, 2001
                                                   January 1, 2002 -        (inception) -
                                                     June 30, 2002          June 30, 2001
                                                     -------------          -------------
Net assets in liquidation, December 31, 2001
and January 22, 2001, respectively                   $ 128,980,963          $ 171,414,559

Interest on notes receivable                             3,323,424              3,698,532

Interest on notes payable                                 (383,655)              (606,996)

Changes in fair value of other trust assets
(notes 3 and 7)                                         2,340,2393             (5,189,384)

Changes in fair value of costs to complete
liquidation (note 6)                                      (749,909)               (75,270)

Distributions to holders of Class 3A and 3B
beneficial interests                                    (5,615,268)           (31,353,000)
                                                     -------------          -------------
Net assets in liquidation, June 30, 2002 and
June 30, 2001, respectively                          $ 127,895,794          $ 137,888,441
                                                     =============          =============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     BFA LIQUIDATION TRUST AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF OPERATIONS AND BASIS OF PRESENTATION

NATURE OF OPERATIONS

The BFA Liquidation Trust (the "Trust") was formed pursuant to the "First Amended Joint Liquidating Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code" proposed by the Baptist Foundation of Arizona and related subsidiaries and affiliates (the "DEBTORS"), Official Collateralized Investors' Committee and Official Joint Committee of Unsecured Creditors, relating to Case No. 99-13275 ECF GBN (the "PLAN"), which was confirmed by the Bankruptcy Court for the District of Arizona, by an order entered on December 22, 2000 and became effective on January 22, 2001 ("Effective Date").

The primary purpose of the Trust is to (i) oversee and direct the liquidation of the assets that were transferred to the Trust pursuant to the Plan (the "TRUST ASSETS") for the benefit of the beneficiaries of the Trust (the "BENEFICIARIES") in accordance with Treasury Regulation Section 301.7701-4(d), (ii) prosecute all litigation claims for the benefit of the Trust, and (iii) distribute any proceeds of the litigation and the Trust assets received by the Trust to the Beneficiaries. The Trust is not operated with the objective of continuing or engaging in the conduct of a trade or business, except to the extent reasonably necessary to preserve or enhance the value of the Trust Assets, and consistent with the liquidating purpose of the Trust.

The Liquidating Trustee and the Liquidating Trust Board are overseeing the liquidation of the Trust assets to ensure that such liquidation is conducted in a cost-effective manner and in a reasonable time, with due regard for the risk that undue haste may minimize the liquidation proceeds of a particular Trust asset. The Liquidating Trustee and the Liquidating Trust Board are making ongoing efforts to dispose of the Trust assets, make timely distributions and try to minimize the duration of the Trust. In overseeing the selling of the Trust Assets, or otherwise monetizing them, the Liquidating Trustee and the Liquidating Trust Board are attempting to maximize the amount of the proceeds derived there from. The liquidation of the assets may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise subject to the terms of the Plan.

The Trust is set to terminate on the later of: (i) the date of entry by the Bankruptcy Court of the final decree which fully and finally closes the Chapter 11 Cases (the "FINAL DECREE"); or (ii) the date upon which all of the Trust assets have been distributed to the Beneficiaries and there are no remaining assets expected to be received in the Trust assets, PROVIDED, HOWEVER, that the Trust will terminate no later than the fifth (5th) anniversary of the Effective Date. On or prior to such termination date, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Trust upon a finding by the Bankruptcy Court that the extension is necessary for the liquidating purposes of the Trust. Extensions may be obtained so long as each extension is approved by the Bankruptcy Court six months prior to the expiration of the original term and each extended term.

After the termination of the Trust and for the purpose of liquidating and winding up the affairs of the Trust, the Liquidating Trustee will continue to act as such until its duties have been fully performed. Upon distribution of the entire Trust assets and entry of the final decree and unless ordered otherwise by the Bankruptcy Court as part of the final decree, the Liquidating Trustee will retain for a period of two (2) years the books, records, Beneficiary lists, Securities register, and certificates and other documents and files which will have been delivered to or created by the Liquidating Trustee. Subject to the final decree, at the Liquidating Trustee's discretion, all of such records and documents may, but need not, be destroyed at any time after two (2) years from the completion and winding up of the affairs of the Trust. Except as otherwise specifically provided in the Trust agreement, upon the discharge of all liabilities of the Trust, final distribution of the entire Trust assets and entry of the final decree, the Liquidating Trustee will have no further duties or obligations relating to the Trust.

The Trust has a wholly-owned subsidiary to assist in liquidating the assets, New Asset Subsidiary, LLC, an Arizona limited liability company ("NAS"). NAS was formed on the Effective Date, and the Trust is the sole member of that company. The Trust is able to direct NAS to take any actions that the Liquidating Trustee believes will maximize the value of the assets held by NAS. The Trust transferred substantially all of its assets to NAS, which NAS is currently marketing for sale. NAS is not permitted to sell any assets or take any other action unless so directed by the Trust. Collectively, the Trust and NAS are referred to as the "Trust".

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 include the accounts of the Trust and NAS. All intercompany transactions and accounts are eliminated in consolidation. The Trust's investments in certain wholly-owned entities are included in these financial statements at their estimated fair value since the Trust expects to liquidate the investments by selling the entire individual businesses as going concerns.

These unaudited consolidated financial statements have been prepared based on the liquidation basis of accounting, accordingly assets and liabilities have been recorded at estimated fair values. In accordance with the liquidation basis of accounting, the financial statements reflect the estimated costs of liquidating the assets and distributing the proceeds to holders of beneficial interests.

The accompanying unaudited consolidated financial information reflects all adjustments, consisting only of normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim period presented. Such financial information should be read in conjunction with the consolidated financial statements and related notes thereto as of December 31, 2001 and for the period from January 22, 2001 (inception) to December 31, 2001 included in our Form 10 as filed with the Securities and Exchange Commission.

Management of the Trust has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Under the liquidation basis of accounting, assets and liabilities have been recorded at their estimated fair values. Given that there is inherent uncertainty in the valuation process, the amounts actually realized or settled could be materially different from those reflected in the accompanying consolidated financial statements.

TRUST ASSETS

The assets of the Trust are carried at estimated fair values determined by discounting, at appropriate risk adjusted discount rates, the Trust's current best estimate of cash flows expected to be realized from the collection, liquidation and disposition of assets held by the Trust. Such assets consist principally of notes receivable, income producing real estate and interests in real estate, interests in partnerships and operating companies and miscellaneous other assets and receivables transferred to the Trust upon the consummation of the Plan. The estimates of the future cash flows from which the asset values of the Trust were derived are made under the direction of the management of the Trust based upon information available and believed to be reliable. These estimates reflect significant judgments regarding assumptions, discount rates, timing of cash flows, market risk and allowable disputed claims. Because of the inherent uncertainty regarding the valuation of these assets there will likely be differences between actual results and the estimated fair values reflected in the accompanying consolidated financial statements and the difference may be material.

In addition to the assets described above, the Trust also holds certain contingent asset claims ("Litigation claims"), such as claims against the former Directors and Officers of BFA, claims against former accountants and other professionals, and judgments and deficiencies related to loans made to former borrowers of the Debtors. Because of the significant uncertainties associated with estimating the probability and timing of cash flows related to these claims, it is not practical to estimate their fair value. There can be no assurance that the Trust will realize any value of such contingent asset claims. However, if realized these contingent asset claims could be material to the Trust.

The fair value of Trust assets is reassessed at least quarterly and adjustments to estimated fair values are reflected in the period in which they become known. For each asset, estimates of income, expenses and net cash flow on a quarterly basis through the expected final disposition date are prepared. The individual asset cash flow estimates are developed based upon factors which include appraisals by independent appraisers, physical inspection of the asset or the collateral underlying the related loans, local market conditions, contractual payments and discussions with the relevant borrower.

CONTINGENT LIABILITIES

In addition to the contractual liabilities recorded on the accompanying consolidated financial statements, the Trust also has certain contingent liability claims, such as claims against the Trust for mismanagement of trust assets, breach of fiduciary duty, disputed note obligations, unpaid fees and or other obligations and various other theories and claims. Management does not believe that there will be any future material cash outflows as a result of these claims, thus no amount is included in these accompanying consolidated financial statements. Because of the significant uncertainty associated with the valuation of these contingent liabilities, it is possible that these contingencies could be settled at amounts that differ from the amounts that are reflected in these financial statements and the differences could be material.

OTHER LIQUIDATION LIABILITIES

Accounts payable and accrued liabilities are reflected at their estimated settlement amounts which in the opinion of the Trust approximate their fair value.

Notes payable are reported in the accompanying consolidated financial statements at their stated amounts. In the opinion of the Trust these amounts approximate their estimated fair value since the respective interest rates approximate the market rates of interest for similar instruments.

ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The estimated costs to complete liquidation represent the estimated cash costs of operating the Trust through its expected termination on January 21, 2006, discounted using an 8% present value factor. These costs, which include personnel, facilities, Trustee and Board compensation, professional fees, litigation costs and other related costs, are estimated based on various assumptions regarding the number of employees, the use of outside professionals (including attorneys and accountants) and other costs. Litigation costs contain assumptions based on what management expects the likely course of actions will be regarding litigating and or settling certain contingencies (Note 8). Given that there is inherent uncertainty in the estimation process, actual results could be materially different.

2.   RECEIVABLES, NET

Receivables  primarily  consist of a $62.5  million  note  receivable  from Shea
Homes, Inc. collateralized by a 7,000 acre master planned community, and other receivables relating to land contracts, notes receivable and various other commercial receivables.

The following is a summary of gross cash flows and related valuation at June 30, 2002:

     Total gross future cash flows from notes receivable          $ 156,221,398
     Collectibility discount                                        (78,782,062)
     Present value discount (8-9%)                                  (11,403,052)
                                                                  -------------
     Net receivables                                              $  66,036,284
                                                                  =============

Some of the debtors are in default on their contractual obligations to the Trust. At this time management does not expect to receive future cash flows related to receivables in default and thus no amount is included in the above stated receivable amount. The Trust is aggressively pursuing collection of these debts by various means including, but not limited to, foreclosure and litigation and recoveries from these actions, if any, could be material.

The Trust has a note receivable and a note payable with the same third party legal entity. The note payable is collateralized by the note receivable. Management believes the fair value of the notes receivable are equal to the fair value of the notes payable, and such amounts are offset, resulting in no amount being recorded in the accompanying consolidated financial statements (see note
5).

3.   OTHER TRUST ASSETS

The other trust assets are carried at estimated fair values which are the result of discounting, at appropriate discount rates, the currently estimated cash flows projected to be realized from the collection, liquidation and disposition. These valuations include appraisals by independent appraisers of the liquidation value of some assets. These values do not represent the full future cash flow values expected from the sale or operations of these assets due to the discounting of respective cash flows. Such assets consist principally of income producing real estate and interests in real estate, interests in partnerships and operating companies, and miscellaneous other assets transferred to the Trust upon the consummation of the Plan.

At June 30, 2002, other trust assets consist of the following:

     Real estate assets and partnerships, net                 $ 52,094,768
     Investments in other operating companies, net               8,920,674
     Other assets, net                                             521,992
                                                              ------------

     Future value of other trust assets                         61,537,434

     Present value discount (15%)                              (10,493,737)
                                                              ------------

     Other trust asset value at June 30, 2002                 $ 51,043,697
                                                              ============

4.   FAIR VALUE OF EXPECTED CASH FLOWS FROM SETTLEMENT

 Settlement proceeds consist of gross proceeds from Jennings, Strouss and Salmon and from Arthur Andersen. The Jennings, Strouss and Salmon settlement consists of $21.0 million currently held in escrow, net of any legal fees of approximately $1.2 million. The Arthur Andersen settlement consists of $217.0 million, net of legal fees of approximately $42.0 million. The settlement is comprised of a non-refundable initial payment of $10.68 million, which is net of State of Arizona legal fees, and the remaining $164.3 million, net of legal fees, currently held in an interest bearing joint escrow account. The settlements, with the exception of the non-refundable initial payment, are contingent upon final state and bankruptcy court approval, investor opt outs, objections and appeals (Notes 8 and 9). Because of the significant uncertainty associated with these settlements, it is possible that the amount ultimately realized could differ from the amount that is reflected in the accompanying consolidated financial statements and the difference could be material (Notes 8 and 9).

5.   NOTES PAYABLE

The following is a summary of notes payable to third parties:

Gross Notes payable of approximately $7.2 million, including interest of approximately $1.7 million, to various creditors collateralized by the Shea Homes note receivable, with payment terms including semi-annual interest only payment, annual interest only payments and annual principal and interest payments, with interest rates ranging from 6.75% to 9%. Due at various dates ranging from June 26, 2005 to May 12, 2008.

Gross Notes payable of approximately $1.4 million, including interest of approximately $320,000, to various creditors collateralized by real estate, with payment terms including monthly interest only payments and monthly principal and interest payments, with interest rates ranging from 7% to 12%. Due at various dates ranging from June 1, 2002 to October 31, 2008.

Gross  Notes   payable  of   approximately   $27,000,   including   interest  of
approximately $8,000, to various creditors collateralized by various notes receivable, with monthly principal and interest payments and interest rates ranging from 7.5% to 8.75%. Due at various dates ranging from June 1, 2006 to July 25, 2007.

At June 30, 2002, aggregate debt maturities including interest were as follows:

                                 2002                $   620,760
                                 2003                    470,888
                                 2004                    470,888
                                 2005                  3,543,495
                                 2006                  1,303,022
                           Thereafter                  2,151,375
                                                     -----------

                                                       8,560,428
          Less present value discount                 (2,025,725)
                                                     -----------
          Notes payable                              $ 6,534,703
                                                     ===========

The Trust has a note receivable and a note payable with the same third party legal entity. The note payable is collateralized by the note receivable. Management believes the fair value of the notes receivable are equal to the fair value of the notes payable, and such amounts are offset, resulting in no amount being recorded in the accompanying consolidated financial statements (Note 2).

6.   ESTIMATED COSTS TO COMPLETE LIQUIDATION AND LITIGATION

The estimated costs to complete liquidation and litigation of $7,734,014 represent the estimated costs of operating the Trust through its expected termination on January 21, 2006, discounted using an 8% present value factor. These costs, which include personnel, facilities, Trustee and Board compensation, professional fees and litigation costs, are estimated based on various assumptions regarding the number of employees, the use of outside professionals (including attorneys and accountants) and other matters. Litigation costs contain assumptions based on what management expects the likely course of actions will be regarding litigating and or settling certain contingencies (Note 8). Given that there is inherent uncertainty in the estimation process, actual results could be materially different. Approximately $4.7 million of costs were paid or accrued during 2002; these costs had a present value of approximately $4.9 million.

The following is a break out of estimated costs to complete liquidation and litigation:

     Estimated cost to complete liquidation               $  6,230,665
     Estimated cost to complete litigation                   1,503,349
                                                          ------------
     Total                                                $  7,734,014
                                                          ============

7.   CHANGES IN OTHER TRUST ASSETS

During the six months ended June 30, 2002, the Trust sold the following assets:

     * Westside property and land contracts consist of actual ownership of and/or land contracts secured by land west of Phoenix, Arizona. During 2002 a portion of the lots owned were sold for cash of approximately $2.1 million.

     * Coyote Lakes Joint Venture, in which BFALT is a majority partner, sold its last piece of commercial real estate for approximately $1.1 million in 2002.

     * Rancho Vistoso, a master-planned residential community in Oro Valley, Arizona, sold its remaining lots in 2002 resulting in gross proceeds of approximately $.2 million.

     * The Trust sold various other assets for a total of approximately $.1 million.

During the period from January 22, 2001 through June 30, 2001, the Trust sold the following assets:

     * On January 22, 2001 the Trust sold the stock of Foundation Administrative Services (FAS) to Shea Homes. FAS is the owner of 7,000 acres of property in Maricopa County located south of Lake Pleasant and commonly referred to as the Pleasant Point property. The stock of FAS was sold for $85 million, including $17 million in cash and a note in the amount of $68 million. The terms of the note include a 4 year maturity with an interest rate equal to prime + 2% annual, in no event less than 9.0%, with quarterly interest payments and principal payments as specified in the note.

     * As of January 22, 2001, the Trust owned 881,269 shares of New Century stock, which was sold at various times from January 22, 2001 through June 30, 2001 on the New York Stock Exchange resulting in gross proceeds of approximately $6.3 million.

     * Sunrise Business Park lot was sold in April 2001 for $1.9 million in cash. Cash proceeds of $135,000 from the sale were used to payoff secured debtors.

     * Rancho Vistoso, a master-planned residential community in Oro Valley, Arizona, sold lots resulting in gross proceeds of approximately $.6 million.

     * Westside property and land contracts consist of actual ownership of and/or land contracts secured by land west of Phoenix, Arizona. Lots owned were sold for cash of approximately $1.5 million.

     * The Trust sold various parcels, buildings and lots of several developments from January 22, 2001 through June 30, 2001. Lots were sold at Chandler Commerce Center, Park at Juniper Ridge, ASC San Antonio, Show Low Country Club and Walnut Ridge. In addition, various individual parcels and buildings were sold, including church sites, Tres Realty Building, and other assets. The Trust received gross proceeds from these sales of approximately $2.5 million.

8.   SETTLEMENT LIABILITY

The Trust engaged in litigation with Arthur Andersen, LLP ("AA") regarding AA's audits of some of the Debtor entities prior to bankruptcy, and was the lead plaintiff in a lawsuit against Arthur Andersen LLP ("AA"), which consisted of 3 actions. The actions consisted of a lawsuit filed by BFA alleging claims of negligence, breach of contract and breach of fiduciary duty, which was transferred to the Trust on January 22, 2001, a Class Action Lawsuit filed by a group of investors, and the State of Arizona. All of the class action investors are beneficial holders of the Trust, however not all beneficial holders of the Trust are class action investors.

After the trial against AA began in May 2002, a joint settlement was reached with AA for $217 million. The AA settlement of $217 million, net of legal fees of approximately $42.0 million, has been recognized and recorded as an asset of the Trust in these unaudited consolidated financial statements (Note 4). As discussed in Notes 4 and 9, the settlement is subject to approval by both the Bankruptcy Court and the Superior Court of Arizona. In addition, upon approval of the settlement by the courts, the courts will determine the allocation of the settlement proceeds, net of legal fees, between the Trust and the Class Action Investors. The Trust will distribute its allocated share of the proceeds to the beneficial holders on a pro rata basis in accordance with its plan. The Class Action proceeds will be distributed to its investors based on a formula as agreed by its investors. Regardless of the allocation, the Trust believes it will be responsible for the physical distribution of the proceeds to both the beneficial holders and the class action investors, because it already has a system in place that would facilitate the distribution. As such, the Trust believes it will be acting in an agency capacity as it relates to the proceeds allocated to the class action investors. Since the allocation will be determined by the courts, and the Trust cannot estimate the allocation, the Trust has recorded a settlement liability for the settlement proceeds, net of legal fees, until such time as the allocation between the Trust and the class action investors is known. When the allocation is known, the Trust will record the amount allocated to the Trust on the statement of changes in net assets in liquidation, and reduce the settlement liability. The amount allocated to the class action investors has been classified as a liability until it is distributed to the class action investors by the Trust.

9.   COMMITMENTS, CONTINGENCIES AND SETTLEMENTS

CONTINGENT LIABILITIES

The Trust is involved in various legal proceedings. A number of creditors filed proofs of claims in the Debtors' bankruptcy proceedings. A number of these claims remain outstanding and in aggregate total approximately $42.6 million. The Debtors have objected to these outstanding claims on various grounds including, but not limited to, counterclaims the Trust has against these creditors. On the Effective Date, the Trust assumed the Debtors' rights to pursue the objections against such claims. All of these disputes are pending in the Bankruptcy Court. In the opinion of the management of the Trust, the allowance of any of the following disputed claims may have a material adverse impact on the financial condition, resulting in higher than recorded liabilities and decreased net assets in liquidation. These claims consisted of the following:

     (a) CLAIM OF COOK CHARITABLE TRUST. On June 30, 2000, Cook Charitable Trust, through its current trustee, Mitchell C. Laird, filed a proof of claim alleging that BFA abused its discretion and breached its fiduciary duty when it served as trustee of the Cook Charitable Trust and claiming damages of $2 million. The Trust has objected to this claim and has potential counterclaims against the Cook Charitable Trust. Management does not believe that it is likely that any future cash outflows will result from this claim, therefore no liability has been accrued.

     (b) CLAIMS OF HOOVER PARTIES. On March 19, 2000, March 29-31, 2000 and May 22, 2000, Dwain Hoover and Beva Hoover, together with certain of their relatives and entities controlled by them, including D. Hoover & Associates Investments, Inc., The Hoover Family Charitable Trust, The Dwain & Beva Hoover Charitable Trust II, SLS Trust, CRM Holdings, and United Development Inc., filed fourteen proofs of claim aggregating over $16 million based on a number of theories. The most significant claims are (i) a claim in the approximate amount of $278,000 alleging that officers of BFA made an oral promise to repurchase certain real property; (ii) a claim in the approximate amount of $14.2 million alleging note obligations between New Church Ventures Credit Corporation and D. Hoover & Associates Investments, Inc; (iii) claims in the approximate amount of $328,000 based on IRA account investments; (iv) a claim by The Hoover Family Charitable Trust in the approximate amount of $580,000 based on the alleged conversion of trust property; and (v) a claim by The Dwain & Beva Hoover Charitable Trust II in the approximate amount of $680,000 based on the alleged conversion of trust property. The Trust has objected to these claims on various grounds and has counterclaims against Hoover for his role at Baptist Foundation of Arizona. Currently, the Trust has two cases pending against Hoover. No court date has been set for trial, but in one of the cases the Trust was able to get a preliminary injunction freezing $9.0 million that Hoover was to receive by way of his settlement with a third party. The Trust and Hoover entered into mediation in 2002 that has not resulted in any settlement to date. Management does not believe that it is likely that any future cash outflows will result from Hoover's claims, therefore no liability has been accrued.

     (c) CLAIM OF ARIZONA SOUTHERN BAPTIST CONVENTION. On June 30, 2000 the Arizona Southern Baptist Convention ("ASBC") filed a proof of claim in the approximate amount of $1 million plus an unknown amount based on its alleged beneficial interest in various trusts or endowments for which BFA or one of its affiliates served as trustee. Further, the proof of claim seeks to have the court transfer BFA's beneficial interest in the trusts to ASBC. The Trust has objected to this claim on various grounds and may have counterclaims against ASBC. No trial has been commenced. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

     (d) CLAIM OF ARIZONA STATE MISSION BOARD, INC. On June 30, 2000, Arizona State Mission Board, Inc. ("ASMB") filed a proof of claim in the approximate amount of $1.45 million plus an unknown amount based on its alleged beneficial interest in various trusts or endowments for which BFA or one of its affiliates served as trustee. ASMB also seeks to have the court transfer BFA's beneficial interest in the trusts, which is now held by the Trust, to ASMB. The Trust has objected to this claim on various grounds. No trial has been commenced. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

     (e) CLAIM OF ARIZONA BAPTIST CHILDREN'S SERVICES, INC. On June 30, 2000, Arizona Baptist Children's Services, Inc. ("ABCS") filed a proof of claim in the approximate amount of $2.3 million plus an unknown amount based on its alleged beneficial interest in various trust or endowments for which BFA or one of its affiliates served as trustee. ABCS also seeks to have the court transfer BFA's beneficial interest in the trusts, which is now held by the Trust, transferred to ABCS. The Trust has objected to this claim on various grounds. No settlement discussions have started nor has any trial been commenced. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

     (f) CLAIM OF HAROLD FRIEND AND RELATED PARTIES ("FRIEND"). On June 30, 2000 Harold Friend and several entities controlled by him including Export Tyre Holding Company, Stockbridge holding Company, Stockbridge

          Realty Investors--Arizona, Inc., Property Consultants, Inc. and HMR, Inc. filed a proof of claim in the approximate amount of $16.0 million plus unliquidated amounts based on a number of theories. The most significant claim is one for unpaid fees and commissions; both earned and projected to be earned, in the approximate amount of $14.88 million. The Trust has objected to these claims on various grounds and has potential counterclaims of action against Friend for his role at Baptist Foundation of Arizona. The Trust and Friend entered into mediation in 2002 that has not resulted in any settlement. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

     (g) CLAIM OF GRAND CANYON UNIVERSITY. On June 30, 2000, Grand Canyon University ("GCU") filed a proof of claim seeking payment of approximately $3.2 million for various unsecured investments held by BFA, approximately $3.67 million for the balance due under a note and deed of trust executed by Cora Properties, Inc. (the "CORA NOTE") and a quarterly $24,425 annuity payment for which BFA is primarily obligated and GCU is the guarantor. The Trust has objected to the $3.2 million claim and the $24,425 quarterly annuity claim on various grounds and is pursuing discussions with GCU in regards to settlement of these claims. The claim related to the Cora Note has since been resolved and the liability of approximately $3.4 million has been included in notes payable in the accompanying consolidated financial statements at December 31, 2001. Management does not believe that it is likely that any future cash outflows will result from the $3.2 million claim and the $24,425 quarterly annuity claim, therefore no liability has been accrued.

     (h) Various other claims were filed by unsecured creditors seeking compensation. These claims in the aggregate total approximately $800,000. The Trust has objected to these claims on various grounds. Management does not believe that it is likely that any future cash outflows will result from these claims, therefore no liability has been accrued.

SETTLEMENTS

The Trust engaged in litigation with Arthur Andersen, LLP ("AA") regarding AA's audits of some of the Debtor entities prior to bankruptcy. The majority of litigation costs relate specifically to the prosecution of the Trust's case against AA. After the trial against AA began in May 2002, a joint settlement was reached with AA for $217 million. At the time of the settlement AA paid $10.68 million net of costs charged by the State of Arizona to the Trust in a non-refundable initial payment. The balance of approximately $205.0 million was paid by AA's insurance carrier to the Trust in June 2002 to be held in an interest bearing joint escrow account pending state and bankruptcy court approval of the settlement. The AA settlement of $217.0 million, net of legal fees of approximately $42.0 million, has been recognized and recorded as an asset of the Trust in these unaudited consolidated financial statements (note
4). In addition to state and bankruptcy court approval of the settlement, the most significant obstacles to prompt distribution of the settlement funds to investors are (a) investor opt-outs; (b) investor objections; and (c) investor appeals. Because of the significant uncertainty associated with the valuation of this trust asset, it is possible that the amount ultimately realized could be materially less than the amount reflected in the unaudited consolidated financial statements.

The Trust engaged in mediation with Jennings, Strouss and Salmon ("JSS") regarding JSS' liability as attorneys for the Debtors prior to bankruptcy. A settlement fund of $21.0 million has been deposited into an interest bearing account held for the benefit of the Trust, but is contingent on approval by the Trust Board of Directors, the Maricopa County Superior Court, the Bankruptcy Court, and the outcome of litigation against AA and other culpable parties responsible for the bankruptcy of the Debtors. This amount has been included in the accompanying consolidated financial statements, net of legal fees of approximately $1.2 million. Because of the significant uncertainty associated with the valuation of this trust asset, it is possible that the amount ultimately realized could be materially less than the amount reflected in the accompanying consolidated financial statements.

CONTINGENCIES

The Trust has also engaged in litigation or settlement discussions with various parties considered by Trust management as culpable parties regarding the failure of BFA which include but may not be limited to BFA's former officers, directors, and other insiders such as Harold Friend and Dwain Hoover and entities under their control. No amount has been included in the accompanying consolidated financial statements related to potential proceeds from these matters since management is unable to assess the probability of receiving proceeds from these actions.

Because of the significant uncertainty associated with the valuation of contingent assets, it is likely that the amounts ultimately realized could differ from the amounts that are actually reflected in the accompanying consolidated financial statements and the differences could be material.

10.  CASH RECEIPTS AND DISBURSEMENTS

From January 1, 2002 to June 30, 2002 and from January 22, 2001 to June 30, 2001, the Trust received net cash proceeds from sales of assets, note receivable collections and operations of approximately $15.2 and $33.1 million respectively, consisting of the following:

                                        January 1, 2002 -    January 22, 2001 -
                                          June 30, 2002        June 30, 2001
                                          -------------        -------------
     NOTE RECEIVABLES                      $  7,800,000         $  4,000,000
     CASHFLOWS FROM OTHER TRUST ASSETS        7,400,000           29,100,000
                                           ------------         ------------
                                           $ 15,200,000         $ 33,100,000
                                           ============         ============

Conversely, for the same respective periods, the Trust paid out to various creditors approximately $15.5 and $39.3 million as follows:

                                        January 1, 2002 -    January 22, 2001 -
                                          June 30, 2002        June 30, 2001
                                          -------------        -------------
     TRUST OPERATIONS                      $ (1,700,000)        $ (1,400,000)
     LITIGATION COSTS                        (3,200,000)          (1,100,000)
     PAYABLES & CLASS 5 CREDITORS            (4,500,000)          (4,300,000)
     PAYMENTS TO SECURED NOTES PAYABLE         (500,000)          (1,100,000)
     DISTRIBUTIONS TO 3A & 3B                (5,600,000)         (31,400,000)
                                           ------------         ------------
                                           $(15,500,000)        $(39,300,000)
                                           ============         ============

11.  SUBSEQUENT EVENTS

CREDITOR DISTRIBUTION

In July 2002, the Trust made a distribution of $5.0 million to holders of Class 3A, 3B and Class 5 claims.

ARTHUR ANDERSEN SETTLEMENT

On July 12, 2002, a joint hearing was held by the United States Bankruptcy Court and the Superior Court for the State of Arizona to approve the global settlement with Arthur Andersen. At the hearing, the Bankruptcy Court approved the Andersen settlement and shortly thereafter, the Superior Court gave interim approval of the Andersen settlement and of the notice to go to class members. Since that time, Dwain Hoover has appealed the Bankruptcy Court approval of the Andersen settlement and Verde Baptist Church has appealed the interim approval of the Andersen settlement by the State Superior Court. Verde Baptist Church attempted to obtain a stay to prevent further action in connection with the final approval in the State Court. This stay was denied by the State Court on August 15, 2002. On August 28, 2002, Verde Baptist Church filed another Request for Stay of Proceedings in the Court of Appeals, State of Arizona, Division One. On approximately August 30, 2002, this stay was denied.